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--------------------------------------------------------------------------------

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement                 [_] Confidential, for Use of the Commission Only
                                                    (as permitted by Rule 14a- 6(e)(2))
[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-12

                              Silver Diner, Inc.
               (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   [GRAPHIC SILVER DINER LOGO APPEARS HERE]

                             11806 Rockville Pike
                           Rockville, Maryland 20852

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST   , 2002

                               -----------------

   The annual meeting of shareholders of Silver Diner, Inc., a Delaware
corporation, will be held on          , August   , 2002 at 10:00 a.m. (Eastern
time), at the [Homewood Suites Hotel, 8130 Porter Road, Falls Church, Virginia 22042], for the following purposes:

      1.  To elect the company's directors;

      2. To amend the company's Certificate of Incorporation, as amended, to effectuate a reverse split (the "reverse stock split") of the outstanding shares of the company's common stock. Pursuant to the reverse stock split, shares of common stock held by each shareholder will be converted into a lesser number of shares, based on a ratio of 5,000 outstanding shares being converted into one share, with no fractional shares being issued as a result of the reverse stock split. Each shareholder who would otherwise be entitled to receive a fractional share post-reverse stock split shall receive in cash $0.32 per share for each share held before the reverse stock split that would result in a post-split fractional share.

      3. To transact such other business as may properly come before the meeting and at any adjournment thereof.

   The Board of Directors has fixed the close of business on July   , 2002 as
the record date to determine shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                          By Order of the Board

                                          YPE VON HENGST
                                          Secretary

        , 2002

                    [GRAPHIC LOGO SILVER DINER APPEAR HERE]

                             11806 Rockville Pike
                           Rockville, Maryland 20852

                               -----------------

                                PROXY STATEMENT

                               -----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON AUGUST    , 2002

   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Silver Diner, Inc., a Delaware corporation, for use at the annual meeting of shareholders to be held on
      , August   , 2002 at 10:00 a.m. (Eastern time), at the [Homewood Suites
Hotel, 8130 Porter Road, Falls Church, Virginia 22042], and at any adjournment thereof (the "Meeting").

   Shareholders at the close of business on July   , 2002 (the "Record Date")
are entitled to notice of, and to vote at, the Meeting. The shareholders will be entitled to one vote for each share of common stock, par value $.00074 per share, (the "Shares") held of record at the close of business on the Record Date. To take action at the Meeting, a quorum which is composed of holders of a majority of the outstanding Shares must be represented by proxy or in person at
the Meeting. On [Record Date], there were            Shares outstanding.

   Shares represented by valid proxies received by the company in time for the Meeting will be voted as specified in such proxies. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the company|s secretary an instrument of revocation or a duly executed proxy bearing a later date.

   Votes cast by proxy or in person at the Meeting will be tabulated by the judge of elections appointed for the Meeting. The judge of elections will treat abstentions as Shares that are present and entitled to be voted for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Shares, such Shares will not be considered as present and entitled to vote with respect to that matter.

   This proxy statement, the accompanying proxy, and the company|s annual report to shareholders for the year ended December 30, 2001 and quarterly report for the period ended April 21, 2002 were first sent or given to
shareholders on or about         , 2002. ADDITIONAL COPIES OF THE ANNUAL REPORT
AND QUARTERLY REPORT, NOT INCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO: SILVER DINER, INC., ATTENTION:
INVESTOR RELATIONS, 11806 ROCKVILLE PIKE, ROCKVILLE, MARYLAND 20852. EXHIBITS TO THE ANNUAL REPORT MAY BE FURNISHED TO SHAREHOLDERS UPON THE PAYMENT OF AN AMOUNT EQUAL TO THE REASONABLE EXPENSES INCURRED IN FURNISHING SUCH EXHIBITS. A LIST OF THE SHAREHOLDERS OF RECORD ON THE RECORD DATE WILL BE AVAILABLE FOR INSPECTION AT THE ABOVE ADDRESS FOR TEN (10) DAYS PRECEDING THE DATE OF THE ANNUAL MEETING.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the reverse stock split or the transactions contemplated thereby or determined if this proxy statement is truthful or complete. The Commission has not passed upon the fairness or merits of the reverse stock split or the transactions contemplated thereby nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

   This proxy statement is accompanied by (i) the annual report, which contains the audited financial statements of the company for the three years ended December 30, 2001, and (ii) the quarterly report on Form 10-Q which contains the unaudited financial statements of the company for the first quarter ended April 21, 2002. The financial statements in the annual report and in the quarterly report should be reviewed in connection with voting for the matters submitted to shareholders at the meeting.

   This proxy statement provides you with detailed information about the proposed amendment to the certificate of incorporation, reverse stock split and related matters. We encourage you to read this entire document carefully.

   The company makes forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company after the reverse stock split is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include changes in economic conditions, both nationally and in our primary market area, development and construction activities, acceptance of the Silver Diner concept, increased competition in the restaurant industry, weather conditions, the quality of the company|s restaurant operations, the adequacy of operating and management controls, dependence on discretionary consumer spending, dependence on existing management, inflation and general economic conditions, and changes in federal or state laws or regulations.

   The words "we," "our," and "us," as used in this proxy statement, refer to the company unless the context indicates otherwise.

                              SUMMARY TERM SHEET

   This proxy statement contains information concerning the election of directors, beneficial ownership, executive compensation and other matters that are generally included in a proxy statement for an annual shareholders meeting. In addition, this proxy statement contains information concerning the proposed reverse stock split.

   The following is a summary of the material terms of the proposed reverse stock split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying this proxy statement, including the financial statements in the annual report and the quarterly report. We urge you to review the entire proxy statement and accompanying materials carefully.

   . Reverse Stock Split. We are asking the company's shareholders to approve an amendment to the company|s certificate of incorporation that will provide for the conversion and reclassification of each outstanding share of common stock into one five-thousandth (1/5,000) of a share of common stock in a reverse stock split. In the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the effective date of the reverse stock split and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment will be equal to $0.32 per pre-split share.

Special Factors

   .   Effect of the Reverse Stock Split

       As a result of the reverse stock split:

      . our number of record shareholders, measured as of April 21, 2002, will be reduced from approximately 962 to approximately 172, and the number of outstanding shares of company common stock will decrease from approximately 11,971,486 to approximately 1,860 (9,271,000 on a pre-split basis), resulting in a significant decrease in the number of shares that will be available for purchase and sale in the public market;

      . we will be entitled to terminate the registration of company common stock under the Securities Exchange Act of 1934, as amended, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission or be classified as a public company;

      . our common stock will no longer be traded on the OTC Bulletin Board, and no public market will exist for our common stock;

      . the market price for a single share of company common stock initially should, assuming that there is a market for such common stock, approximate 5,000 times the immediately pre-reverse split market price for a single share of pre-reverse stock split common stock, depending on market conditions;

      .   the book value per share of company common stock as of April 21, 2002
          will be changed from approximately $       per share on an historical
          basis to approximately $       (pre-split) per share on a pro forma
          basis, after giving effect to the cash payment for fractional shares;

      . the percentage ownership of company common stock beneficially owned by our executive officers and directors as a group will increase from
          approximately 40% at April 21, 2002 to approximately       %
          immediately following the reverse stock split.

      . our cash and equivalents will be reduced from approximately $2,560,000 at April 21, 2002 to approximately $1,520,000 on a pro forma basis as of April 21, 2002, with a corresponding reduction in our net stockholders' equity.

   .   Purposes of and Reasons for the Reverse Stock Split

   The principal purposes of, and our reasons for, effecting the reverse stock split are:

      . the cost savings of approximately $150,000 per year that we expect to realize as a result of the deregistration of our common stock under the Securities Exchange Act of 1934, as amended, and the resulting decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock;

      . the additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reporting required of publicly-traded companies under the Securities Exchange Act of 1934 and managing shareholder relations and communications with approximately 4,000 shareholders as compared to less than 300 post reverse stock split;

      . the fact that we have not realized many of the benefits associated with being a publicly traded company, such as enhanced shareholder value, access to capital and business credibility, due to the limited liquidity and low market price of our common stock in comparison to our peers;

      . the fact that the poor performance of our common stock in the public market has been a detriment to attracting and retaining high quality employees, in particular restaurant managers because of the perceived negative image that a low stock price creates; and

      . our belief that our shareholders have not benefited proportionately from the costs of registration and OTC Bulletin Board listing of our stock, principally as a result of the thin trading market for our stock, which we believe has resulted in:

          .   depressed market prices for our stock; and

          . a limitation of our shareholders' abilities to sell relatively large blocks of their shares in the open market without significantly decreasing the market price.

   . Alternatives Considered: We considered a cash-out merger of the company or a tender offer as alternatives to the reverse stock split. We determined that we did not have sufficient cash to pay the larger number of shareholders who would be cashed out in a merger. Further, the tender offer option gave no guarantee that the number of shareholders would be reduced sufficiently and thus there would be no guarantee that we would no longer be a public company. We did not consider a sale of the company.

   . Fairness of the Reverse Stock Split: We believe that the reverse stock split is fair to, and in the best interest of, our shareholders, including unaffiliated shareholders as a group. The board of directors has unanimously approved the reverse stock split. The board of directors, based on financial analysis completed by a special committee of directors, has determined that the price to be paid for the fractional shares is fair both to the company and to the shareholders for their fractional interests. The board|s opinion is based on the following factors:

      . Historical Market Prices of Company Common Stock: Although the company's common stock is quoted on the OTC Bulletin Board, there is a limited trading market for the stock. The high and low sale prices for the common stock from January 1, 2000 to April 21, 2002 ranged from a high of $1.125 in January, 2000, to a low of $0.19 per share in April 2002. The last sale price of the common stock on May 9, 2002, which was the last day on which the common stock was traded before we announced the proposed reverse stock split, was $0.25 per share.

      . Comparison of Implied Valuation Multiple to Multiples of Comparable Publicly-Traded Companies. The implied enterprise value to earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple at which the transaction is being proposed compares favorably to the median enterprise value to EBITDA trading multiples of 21 comparable publicly-traded restaurant companies.

      . Comparison of Implied Valuation Multiple to Acquisition Multiples from Recent Merger and Acquisition Transactions Involving Comparable Publicly-Traded Companies. The implied enterprise value to EBITDA multiple at which the transaction is being proposed compares favorably to the median enterprise value to EBITDA purchase price multiples paid for five comparable publicly-traded companies that were parties to remaining interest purchase transactions since January 1, 2001.

      . Premium over Market Prices: The price to be paid for fractional shares in the reverse stock split on a pre-split basis represents a 28% premium over the closing trading price for our common stock on May 9, 2002, the day prior to announcement of the split, a 28% premium over the average closing trading price for the 30 calendar days prior to May 2, 2002, and a 33% premium over the average closing trading price for the first four months of 2002 through May 2, 2002.

      . Premium over Discounted Cash Flow Value: The price to be paid for fractional shares in the reverse stock split represents a 14.3% premium over the highest per share valuation and 88.2% premium over the lowest per share valuation of the company reached through a discounted cash flow analysis.

      . Premium Over Liquidation Value: The price to be paid for a fractional share in the reverse stock split represents a 68.4% premium over the per share value of the company reached through a liquidation analysis.

      . Based on its financial analysis and considering the above factors, the board determined that the cash price of $0.32 per pre-split share is fair to all shareholders, both those who would be eliminated because they own less than 5,000 shares and who will receive only cash in lieu of fractional shares in the reverse stock split, and those who will remain shareholders.

   . Opportunity to Liquidate or Acquire Shares of Common Stock: The reverse stock split will present an opportunity for shareholders to liquidate their holdings without incurring brokerage costs, particularly given the limited liquidity for shares of the company's common stock. Conversely, shareholders who wish to increase their holdings in order to avoid being cashed out may do so by purchasing shares of common stock on the open market prior to the effective time of the reverse stock split, which is
       expected to be           , 2002.

   . Effectiveness of the Reverse Stock Split; Conditions: The reverse stock split will not be effected unless and until the company's shareholders approve the reverse stock split and the board of directors determines that: (i) the company has available funds necessary to pay for the fractional shares resulting from the transaction; (ii) the company has sufficient cash reserves to continue to operate its business and; (iii) no event has occurred or is likely to arise that might have a materially adverse effect on the company. Assuming these conditions are satisfied, the company, as promptly as possible, will file the amendment to its certificate of incorporation with the Delaware Secretary of State and thereby effect the reverse stock split. We anticipate that the reverse
       stock split will be effected on           , 2002.

   . Effect of Reverse Stock Split on Outstanding Options: As a result of the reverse stock split, the exercise price of each outstanding option will automatically increase by a factor of 5,000 and the number of underlying shares will decrease by a factor of 5,000. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but the company will not issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock, determined annually by the board of directors, multiplied by the fraction of a share represented by the option.

   . Financing for the Reverse Stock Split: We estimate that approximately $865,000 will be required to pay for the fractional shares of company common stock exchanged for cash in the reverse stock split. We intend to finance the purchase through cash and cash equivalents on hand, a portion of which was borrowed under our loan agreement with our bank.

   . Dissenters' Rights: Under the Delaware General Corporation Law and the company's certificate of incorporation and bylaws, the company's shareholders are not entitled to dissenters' appraisal rights in connection with the reverse stock split.

Questions and Answers Regarding Stock Split

Q: What is the vote required?

A: The proposal must receive the affirmative vote of the holders of a majority of the shares of the company's common stock entitled to vote at the meeting. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal. If your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal. The company's directors intend to vote their shares in favor of the reverse stock split. Because the directors collectively hold approximately 40% of the outstanding shares of common stock, the affirmative vote of other shareholders who hold an additional 11% of the outstanding shares is sufficient to approve the reverse stock split.

Q: What is the recommendation of our board of directors regarding the proposal?

A: Our board of directors has determined that the reverse stock split is fair to our shareholders, including unaffiliated shareholders, and that the reverse stock split is advisable and in the best interests of the company and its shareholders. Our board of directors has therefore unanimously approved the proposed amendment to the certificate of incorporation that will effect the reverse stock split, and recommends that you vote "FOR" approval of the proposed amendment at the annual meeting.

Q: Should I send in my stock certificates now?

A: No. After the effective date of the reverse stock split we will send instructions on how to receive any cash payments or shares of company common stock that you may be entitled to receive.

Q: Will I have dissenters' rights in connection with the reverse stock split?

A: No. Delaware law does not provide you with dissenters' or appraisal rights in connection with the reverse stock split.

Q: Will I be able to sell my shares following the reverse stock split?

A: That is uncertain. Because the number of outstanding shares of company common stock will be reduced to approximately 1,860, a very limited market for those shares may exist. Nonetheless, the company common stock will have no restrictions on transfer. Please note that the board of directors will implement a limited liquidity plan to buy common stock from our shareholders at the end of the two fiscal quarters following this transaction, as described in more detail in "Description of the Reverse Split--Termination of Securities Exchange Act Registration."

Q: Will I continue to receive information about the company if I remain a shareholder?

A: Yes. We will continue to publicly release our unaudited quarterly financial statements as soon as practicable following each quarter and audited annual financial statements as soon as practicable following each fiscal year via our web page. Our web page will also be used to periodically communicate with shareholders. Our web page address is www.silverdiner.com. Copies of any materials released on our web page will also be provided to shareholders on request.

Q. Will there be any information provided by the company that will assist me in valuing my common shares once the reverse stock split has been completed?

A. In addition to making the company's financial statements available for shareholders, it is also contemplated that the board will periodically establish a price for the company's common shares for use in connection with the company's limited liquidity plan and outstanding stock options. Such price should not be viewed as establishing a market value of your common stock, but may assist in making your assessment of market value.

Q. Are the company's officers and members of the board of directors selling their common shares in this transaction?

A. No. Fractional shares held by the company's officers and directors resulting from the reverse stock split will be cashed out on the same basis as fractional shares held by all shareholders who own more than 5,000 shares. The cashed-out portion will amount to less than 0.5% (less than one-half of one percent) of the common shares owned by those persons.

Q. Does the company have any plans for growth and will the reverse stock split enhance the value of the company|s common stock?

A. In order to keep its focus on continuing to achieve and maintain improved operating performance of its existing restaurants, the company does not intend to open any new restaurants during 2002 or 2003. Historically, opening a new restaurant has had a negative financial impact on the company in the year in which it was opened. However, the company may resume growth and open restaurants in 2004 and beyond, depending on the board|s evaluation of the company's 2002 operating performance and its ongoing estimates of operating performance, future cash flow and capital. The company hopes that going private, together with improved operations, will provide an opportunity to enhance the value of the company's common stock through cost savings and improved use of management and employees' time.

Q. How may I obtain additional information concerning this transaction after you have mailed the proxy statement to me?

A. In the interests of insuring that all shareholders get equal access to information in an efficient way, we will post, when permitted, Frequently Asked Questions (FAQs) concerning the proposed reverse stock split on our web site.

                               TABLE OF CONTENTS

                                                         Page
                                                         ----
                  BENEFICIAL OWNERSHIP OF SHARES........   9
                  ELECTION OF DIRECTORS.................  11
                  EXECUTIVE COMPENSATION................  14
                  DESCRIPTION OF THE REVERSE STOCK SPLIT  24
                  SPECIAL FACTORS.......................  26
                  ANALYSIS OF THE SPECIAL COMMITTEE.....  39
                  INDEPENDENT ACCOUNTANTS...............  44
                  OTHER MATTERS.........................  44
                  SHAREHOLDER PROPOSALS.................  44
                  METHOD OF PROXY SOLICITATION..........  44

                  APPENDICES

                      BENEFICIAL OWNERSHIP OF THE SHARES

   As of April 21, 2002, the company had 11,971,486 shares of commons stock issued and outstanding. The following table sets forth, to the company's knowledge as of April 21, 2002, the beneficial ownership of shares by each person or entity beneficially owning more than 5% of the common stock, each director, each nominee, and certain executive officers, individually, and all directors and executive officers as a group.

                                                              Amount and
                                                              Nature of
                                                              Beneficial
Name and Address(1) of Beneficial Owner                      Ownership(2)  Percent(3)
---------------------------------------                     -------------- ----------
Catherine Britton..........................................   2,463,612(4)   20.58

Michael Collier............................................      79,926(5)     *

Robert T. Giaimo...........................................     409,065(6)    3.42

Ype Von Hengst.............................................     183,881(7)    1.54

Edward H. Kaplan...........................................   1,002,000(8)    8.37

Patrick Meskell............................................      72,574(9)     *

Louis P. Neeb..............................................     14,572(10)     *

Charles M. Steiner.........................................    566,729(11)    4.73

All directors and executive officers as a group (8 persons)  4,792,359(12)   39.88

--------
  * means less than 1%
 (1) The address for each beneficial owner listed above is Silver Diner, Inc., 11806 Rockville Pike, Rockville, Maryland 20852.
 (2) Unless otherwise stated in Notes 4 through 12 below, all references to options are to options exercisable currently and within 60 days of April 21, 2002.
 (3) Each percentage of beneficial ownership is calculated using a different denominator, consisting of the total number of shares outstanding (11,971,486), increased by the number of options owned by the beneficial owner that are exercisable within 60 days of April 21, 2002. The denominator used to calculate the percentage of beneficial ownership of all directors and executive officers as a group is the sum of the total number of shares outstanding (11,971,486) and all outstanding options held by directors and executive officers that are exercisable within 60 days of April 21, 2002.
 (4) Includes: (a) 2,443,609 directly owned shares; (b) options to purchase 2,000 shares granted under the 1996 Stock Option Plan, 1,000 of which have an exercise price of $0.8125 per share, and 1,000 of which have an exercise price of $0.938 per share; and (c) 20,003 shares assigned to Ms. Britton by Robert T. Giaimo which are subject to an option held by Mr. Clinton A. Clark, a former director of the company, at an exercise price of $3.60 per share through April 5, 2004. Does not include 409,065 shares beneficially owned by Mr. Giaimo, Ms. Britton's spouse. Ms. Britton disclaims beneficial ownership of the shares beneficially owned by Mr. Giaimo.

 (5) Includes: (a) 78,926 directly owned shares; and (b) options to purchase 1,000 shares granted under the 1996 Stock Option Plan at an exercise price of $0.938 per share.
 (6) Includes 409,065 directly owned shares. Does not include any shares beneficially owned by Catherine Britton, Mr. Giaimo's spouse. Mr. Giaimo disclaims any beneficial ownership of shares beneficially owned by Catherine Britton
 (7) Includes 183,881 directly owned shares.
 (8) Includes: (a) 1,000,000 directly owned shares; and (b) options to purchase 2,000 shares granted under the 1996 Stock Option Plan, 1,000 of which have an exercise price of $0.8125 per share, and 1,000 of which have an exercise price of $0.938 per share.
 (9) Includes: (a) 47,570 directly owned shares; and (b) options to purchase 25,004 shares granted under the Earned Ownership Plan at an exercise price of $.0003 per share.
(10) Includes: (a) options to purchase 12,572 shares granted under the 1991 Stock Option Plan at the exercise price of $.003 per share; and (b) options to purchase 2,000 shares granted under the 1996 Stock Option Plan, 1,000 of which have an exercise price of $0.8125 per share, and 1,000 of which have an exercise price of $0.938 per share.
(11) Includes: (a) 564,729 shares held of record by the Steiner Family Partnership (Mr. Steiner owns a 25% interest in, and is the managing partner of, The Steiner Family Partnership and, therefore, may be deemed to beneficially own all shares held of record by such partnership. Except for the 141,182 shares resulting from his 25% ownership interest in The Steiner Family Partnership, Mr. Steiner disclaims beneficial ownership of all such shares); and (b) options to purchase 2,000 shares under the 1996 Stock Option Plan, 1,000 of which have an exercise price of $0.8125 per share, and 1,000 of which have an exercise price of $0.938 per share.
(12) The total shares beneficially owned by all directors and executive officers as a group was calculated by taking the sum of all shares beneficially-owned by each director and executive officer, as reflected in the table.

                             ELECTION OF DIRECTORS

DIRECTORS

   The board currently consists of eight directors whose terms continue until the next annual meeting of shareholders, or until their respective successors are elected and have qualified. At each annual meeting, directors are elected for a term of one year to succeed those directors whose term expires.

   The election of each director requires the affirmative vote by holders of a plurality of the outstanding shares present and entitled to be voted at the Meeting. The persons named in the proxy solicited by the board will vote, unless the proxy is marked otherwise, to elect the persons identified in the table below. If a nominee is unable to serve as a director, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not currently contemplated that any nominee will be unable to serve. The board recommends that shareholders vote FOR the nominees listed below.

                       Director
       Name        Age  Since                     Position
       ----        --- --------                   --------
Robert T. Giaimo.. 50    1996   Chairman of the Board, President, Chief
                                Executive Officer, and Treasurer
Catherine Britton. 48    1996   Director
Michael Collier... 47    1999   Director
Ype Von Hengst.... 51    1996   Director, Vice President, Executive Chef, and
                                Secretary
Edward H. Kaplan.. 63    1996   Director
Patrick Meskell... 49    2002   Director, Executive Vice President,
                                Operations
Louis P. Neeb..... 63    1996   Director
Charles M. Steiner 60    1996   Director

   Robert T. Giaimo has been the company's Chairman of the Board, President, Chief Executive Officer and Treasurer since March 1996. In 1987 Mr. Giaimo developed and popularized the Silver Diner concept with Ype Von Hengst after conducting a one-year national tour of diner-style restaurants. Mr. Giaimo has been the Co-Founder, Director, President, Chief Executive Officer and Treasurer of Silver Diner Development, Inc. since its inception in 1987. Mr. Giaimo was president, chief executive officer and director of Monolith Enterprises, Inc. ("Monolith") from 1971 to January 1987. From 1972 through 1976, Mr. Giaimo co-founded and operated, through Monolith, Blimpies Restaurant in Georgetown. In 1977, Mr. Giaimo co-founded and operated, through Monolith, The American Cafe restaurant, an innovative, award-winning restaurant chain that was one of the first restaurants to promote "American cuisine" and helped popularize the croissant sandwich. In 1985, Mr. Giaimo sold The American Cafe to W.R. Grace & Co. Mr. Giaimo graduated from the Business School of Georgetown University in 1974 and Harvard University's Smaller Company Management Program in 1982. He is a member of the Young President's Organization and serves as a Director and Co-chairman of Development. In 1993, Mr. Giaimo received an "Entrepreneur of the Year" award from Inc. Magazine in conjunction with Ernst & Young and Merrill Lynch. Mr. Giaimo is married to Catherine Britton. Mr. Giaimo currently serves on the board of directors of Panera Bread Co., a publicly traded company headquartered in St. Louis, Missouri, with annual sales in excess of $200 million.

   Catherine Britton has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from July 1995 until March 1996. She assisted with marketing and design of Silver Diner restaurants and has been involved with menu development and concept evolution since Silver Diner Development, Inc.'s inception. She also participated extensively in the development of Silver Diner restaurants. Ms. Britton graduated from Georgetown University in 1975, receiving a Bachelor of Arts degree in Philosophy. Ms. Britton earned a Masters Degree in Special Education from George Washington University in 1978. Ms. Britton is married to Robert T. Giaimo.

   Michael Collier has been a Director since March 1999. Mr. Collier is the President of Uniwest Group, Inc. and Uniwest Construction, Inc., companies which are in the real estate development and general contracting business and serve as the developer and general contractor for the company's diners. He is also President of Atlantic Environmental Services, Incorporated, a full-service environmental company.

   Ype Von Hengst has been a Director, Vice President, Executive Chef and Secretary since March 1996 and co-founder, director, vice president of culinary operations, and executive chef of Silver Diner Development, Inc. since 1987. Mr. Hengst was a director of operations of "Dominiques" restaurant in Washington, D.C. from May through September 1987. From 1984 to 1987, Mr. Hengst was corporate executive chef and director for Food Service for The American Cafe and was responsible for the central kitchen and bakeshop, menu changes, and food preparation for all seven American Cafe restaurants. From 1981 to 1984, Mr. Hengst was corporate executive chef for Restaurant Associates in New York, New York, where he supervised over fifteen diverse full-service restaurants. From 1976 to 1981, Mr. Hengst held executive chef positions in Charlotte, North Carolina, Cleveland, Ohio, Houston, Texas, and New York, New York. Prior to 1976, Mr. Hengst worked as a chef in Europe.

   Edward H. Kaplan has been Director since March 1996 and was a director of Silver Diner Development, Inc. from 1987 until March 1996. He is a real estate developer and investor and has served since 1983 as a Director of Palmer National Bank, Washington, D.C. and subsequently, its successor, George Mason Bankshares until April 2, 1998, when George Mason merged into United Bankshares and now serves on the board of directors of United Bank of Virginia. Mr. Kaplan received his B.A. from the University of Pennsylvania, Wharton School in 1961. He currently is a member of the Maryland Public Television Commission and the Maryland Public Television Foundation board of directors.

   Patrick Meskell has been a Director since May, 2002, and has been Executive Vice President, Operations, since May 2001. From January 1996 to May 2001 he held the position of Senior Vice President, Human Resources. Mr. Meskell was an independent consultant to institutions, specializing in the areas of risk management system design and implementation from 1988 to 1992 and Director of Organizational Development & Management & Operations Training for the Student Loan Marketing Association from 1992 to 1995. Mr. Meskell graduated with a degree in European studies from the University of Limerick in 1977 and owned and managed software companies in Ireland.

   Louis P. Neeb has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from 1994 until March 1996. Mr. Neeb is currently President of Neeb Enterprises, Inc., a corporation that provides management consulting services and Chairman of the Board of Mexican Restaurants, Inc. He was the president and chief executive officer of The Spaghetti Warehouse, Inc. from July 1991 until January 1994 and of Geest Food USA from 1989 until 1991. From 1982 until 1987, he served as president and chief executive officer of Creative Food N Fun, a subsidiary of W.R. Grace & Co. From 1985 until 1987, he served as president and chief executive officer of a W.R. Grace & Co., affiliate; Taco Villa, Inc. Mr. Neeb was employed by The Pillsbury Company from 1973 until 1982. From 1980 to 1982, he served as an executive vice president of The Pillsbury Company and as chairman and chief executive officer of its affiliate, Burger King Corporation. In 1973, he was director of operations at Steak & Ale Restaurants, Inc., another affiliate of The Pillsbury Company. His leadership role with Steak & Ale Restaurants, Inc. continued until 1980, after serving as vice president of operations and eventually president and chief operating officer. Currently, Mr. Neeb serves as a director of CEC Entertainment, a publicly-traded company. He was previously a director of Franchise Finance Corporation of America, Inc., a publicly-traded company, until its sale in 2001 to GE Capital. Mr. Neeb received a BBA in marketing from the University of Notre Dame in 1961 and an MBA from George Washington University in 1969.

   Charles M. Steiner has been a Director since March 1996. Mr. Steiner was a director of Silver Diner Development, Inc. from 1987 until March 1996. He was the chief executive officer of Branch Group, Inc., an electric parts distributor. In 1975, Mr. Steiner founded IMARK, an electric cooperative, and in 1991 founded

EDIC, a distribution insurance company. He is a former director and officer of the National Association of Electric Distributors (NAED). He received a B.B.A. in Accounting from the University of Pittsburgh in 1963. Mr. Steiner is currently a private investor.

   There is no family relationship between any of the company's directors or officers except that Catherine Britton is the wife of Robert T. Giaimo. There are no arrangements between any director of the company and any other person pursuant to which he was selected as a director. Except for Patrick Meskell, who is a citizen of Ireland, each of the directors is a citizen of the United States. None of the directors has been convicted in a criminal proceeding in the past five years, and none of the directors has been subject to a civil proceeding during the past five years that has resulted in any enjoinments or prohibitions regarding federal or state securities laws.

Meetings of the Board of Directors

   The board held three (3) meetings (including telephonic meetings) during the year ended December 31, 2001. During the year ended December 31, 2001, each director attended at least 75% of the aggregate of the total number of meetings of the board (held during the period for which he/she was a director) and the total number of meetings held by all board committees on which he/she served (during the periods that he/she served as a member). The board has a standing audit committee, and a standing compensation committee, but it does not have a standing nominating committee.

Audit Committee

   The audit committee is composed of Messrs. Steiner, Chairman, Neeb and Kaplan, each of whom is independent as defined in Rule 4310(c)(26)(B)(i) of the National Association of Securities Dealers' listing standards. The audit committee had three (3) meetings (as defined in the Audit Committee Charter) during the year ended December 30, 2001. The principal functions of the audit committee are to make recommendations to the board regarding the selection of the company's independent accountants, to consult with the company's independent accountants and financial and accounting staff, to review and report to the board with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls, to review all quarterly and annual financial statements prior to filing them with the Securities and Exchange Commission and to discuss such statements, together with the annual auditor report, with management.

Audit Committee Report

   The following constitutes the report of the audit committee:

   The audit committee oversees the company's financial process on behalf of the board. Management is responsible for the company's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management|s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the company's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company's financial statements are presented in accordance with generally accepted accounting principles, that the audit or our company's financial statements has been carried out in accordance with generally accepted auditing standards or that our company's independent accountants are in fact "independent."

   The audit committee discussed with the company's independent auditor the overall scope and plans for the audit. The audit committee met with the independent auditor, with and without management present, to discuss the results of the auditor's examination, the auditor evaluation of the company's internal controls and the overall quality of the company's financial reporting.

   The audit committee reviewed with the independent auditor the quality, and not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditor the auditor's independence from management and the company.

   In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 30, 2001 for filing with the Securities and Exchange Commission.

                                               AUDIT COMMITTEE

                                               Charles M. Steiner, Chairman
                                               Louis P. Neeb, Audit Committee
                                               Member
                                               Edward H. Kaplan, Audit Committee
                                               Member

Compensation Committee

   The compensation committee, composed of Messrs. Steiner, Chairman, Collier and Neeb, held one (1) meeting during the year ended December 31, 2001. The principal functions of the compensation committee are to review and make recommendations to the board on all compensation and hiring issues that relate to officers and senior staff members.

Section 16(a) Beneficial Ownership Compliance

   To the company's knowledge, based solely upon a review of reports and other information furnished to it by its directors, officers, greater than 10% beneficial owners of the company, and other persons subject to the reporting requirements (collectively, the "Reporting Persons"), all reports required to be filed by such Reporting Persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, were duly filed during the year ended December 31, 2001, with one exception. Michael Collier, a director, exercised an option for 8,861 shares on August 6, 2001 but did not file a Form 4 during September 2001 reporting such exercise. A Form 4 covering this transaction was filed on February 15, 2002.

                            EXECUTIVE COMPENSATION

   The following table sets forth summary information concerning compensation paid by the company to each of the company's executive officers whose aggregate annual cash compensation exceeded $100,000 for fiscal year 2001.

                          Summary Compensation Table

                                           Annual Compensation                        Long-Term Compensation
                                  ------------------------------------- -----------------------------------------------
                                                                                 Awards                    Payouts
                                                                        ---------------------    ----------------------
                                                                                     Securities
                                                                        Restricted   Underlying
    Name and Principal                                   Other Annual      Stock      Options/      LTIP       All Other
         Position            Year Salary($)    Bonus($) Compensation($) Award(s)($)   SARS($)    Payouts($) Compensation($)
---------------------------  ---- ---------    -------- --------------- -----------  ----------  ---------- ---------------
Robert T. Giaimo............ 2001  278,043          0       18,000              0          0 (1)     0          67,842(2)
 Chairman of the Board,      2000  268,697          0       18,000              0           0        0          57,827(2)
 President, Chief Executive  1999  258,315          0       18,000              0           0        0          57,061(2)
 Officer and Treasurer

Ype Von Hengst.............. 2001  158,495          0       26,000              0          0 (3)     0          32,135(5)
 Director, Vice President,   2000  153,029          0       26,000              0           0        0          27,535(5)
 Executive Chief and         1999  145,173          0       26,000              0     150,000(4)     0          27,535(5)
 Secretary

Patrick Meskell............. 2001  140,857          0        6,000              0           0(6)     0               0
 Executive VP, Operations    2000  109,769          0        6,000              0           0        0               0
                             1999  101,769      5,000        6,000              0     200,000(7)     0               0

Jon Abbott.................. 2001  138,481(11)      0        2,500              0           0        0          32,500(10)
 Vice President,             2000  103,846          0        4,500        100,000(8)  100,000(9)     0               0
 Operations                  1999        0          0            0              0           0        0               0

--------
 (1) Pursuant to resolutions unanimously approved by the company's Board of Directors on December 13, 2001, Mr. Giaimo agreed to surrender for cancellation options for 400,000 shares exercisable at $1.2375 per share, expiring on December 14, 2003 and which would have become 100% exercisable at December 29, 2001. The Board agreed to grant Mr. Giaimo new options for 400,000 shares on July 31, 2002, which options will (i) have an exercise price equal to 110% of the fair market value of the shares on July 31, 2002 (or February 1, 2003, as applicable), (ii) be 100% vested on July 31, 2002 (or February 1, 2003, as applicable) and (iii) expire on July 30, 2007, provided that Mr. Giaimo has the right at any time prior to July 31, 2002 to elect, for federal income tax purposes, to delay until February 1, 2003 issuance of a portion of the new options to be issued to him.
 (2) Represents the annual premiums the company paid on a $3,000,000 split dollar life insurance policy on the life of Mr. Giaimo.
 (3) Pursuant to resolutions unanimously approved by the board on December 13, 2001, Mr. Von Hengst agreed to surrender for cancellation options for an aggregate of 355,000 shares, as follows: (i) an option for 150,000 shares, which would have become 100% exercisable at $1.125 per share on December 29, 2001 and expiring on December 28, 2007: (ii) an option for 55,000 shares, exercisable at $0.625 per share on December 31, 2005 and expiring on December 15, 2008; and (iii) an option for 150,000 shares, exercisable at $1.00 per share, with 60% becoming exercisable on January 1, 2002, 80% on January 1, 2003 and 100% on January 1, 2004, and expiring on December
     7, 2009. The board agreed to grant Mr. Von Hengst new options for an aggregate 355,000 shares on July 31, 2002, which options will (i) have an exercise price equal to the fair market value of the shares on July 31, 2002 (or February 1, 2003, as applicable) and (ii) vest on the same dates and expire on the same dates as would have the previously-described canceled options, provided that Mr. Von Hengst has the right at any time prior to July 31, 2002 to elect, for federal income tax purposes, to delay until February 1, 2003 issuance of a portion of the new options to be issued to him.
 (4) Option was canceled pursuant to resolutions approved by the board on December 13, 2001, as described in Note 3.
 (5) Represents the annual premiums the company paid on a $1,500,000 split dollar life insurance policy on the life of Mr. Von Hengst.
 (6) Pursuant to resolutions unanimously approved by the board on December 13, 2001, Mr. Meskell agreed to surrender for cancellation options for an aggregate of 430,012 shares as follows: (i) an option for 100,000 shares, which would have become 100% exercisable at $1.125 per share on December 29, 2001 and expiring on December 28, 2007; (ii) an option for 55,000 shares, exercisable at $0.625 per share on December 31, 2005 and expiring on December 15, 2008; (iii) an option for 200,000 shares, exercisable at $1.00 per share, with 60% becoming exercisable on January 1, 2002, 80% on January 1, 2003 and 100% on January 1, 2004 and expiring on December 7, 2009; and
    (iv) an option for 75,012 shares exercisable at $4.05 per share on the date of cancellation and expiring on December 30, 2005. The board agreed to grant Mr. Meskell new options for an aggregate 430,012 shares on July 31, 2002, which options will (i) have an exercise price equal to the fair market value of the shares on July 31, 2002 (or February 1, 2003, as applicable) and (ii) vest on the same dates and expire on the same dates as would have the previously-described canceled options, provided that Mr. Meskell has the right at any time prior to July 31, 2002 to elect, for federal income tax purposes, to delay until February 1, 2003 issuance of a portion of the new options to be issued to him.
 (7) Option was canceled pursuant to resolutions approved by the board on December 13, 2001 as described in Note 6.
 (8) Mr. Abbott acquired 100,000 shares in connection with his initial employment in March of 2000 by the company, for an aggregate purchase price of $50,000, representing 50% of the fair market value of the shares on March 24, 2000, i.e. 50% of $1.00 per share. Under the terms of Mr. Abbott's employment agreement, the company had the right to buy back the shares at their purchase price within 60 days if Mr. Abbott terminated his employment with the company during the first three years. Also, the company had the right to apply up to 55,000 of the shares purchased by Mr. Abbott from the company, at the original purchase price of $0.50 per share, to repay the outstanding balance on a non-interest bearing promissory note from Mr. Abbott to the company in the amount of $32,500, if Mr. Abbott terminated his employment with the company prior to December 31, 2001. The proceeds of the promissory note were used by Mr. Abbott to defray moving expenses. Following the termination of Mr. Abbott's employment by the company on May 24, 2001, the company elected not to purchase any of the foregoing shares and waived repayment by Mr. Abbott of any outstanding balance due under the foregoing promissory note.
 (9) Consists of an option to purchase 100,000 shares at $1.00 per share through March 23, 2010, which vested as follows: 30,000 shares on December 31, 2001, 20,000 shares on December 31, 2002, 20,000 shares on December
     31, 2003, and 30,000 shares on December 31, 2004. The option expired on
     May 24, 2001, upon the termination of Mr. Abbott's employment on that date.
(10) Upon the termination of Mr. Abbott's employment on May 24, 2001, the company forgave the $32,500 promissory note referenced in note 8 above.
(11) Mr. Abbott's employment terminated on May 24, 2001. Per the terms of his employment contract, Mr. Abbott's salary was continued until November 18, 2001. $72,115 of his salary was paid after the May 24, 2001 termination.

Stock Options

   No stock appreciation rights have been granted or are outstanding. No stock options were granted to the company's executive officers during the year ended December 31, 2001.

   Pursuant to resolutions unanimously adopted by the board as of December 13, 2001, the company has agreed to grant options to the following individuals on July 31, 2002, or on February 1, 2003, if the individual elects to defer the grant date of a portion of the options to enable the options to qualify for federal income tax purposes as incentive stock options, for the following numbers of shares: (i) Robert T. Giaimo: 400,000 shares; (ii) Ype Von Hengst:
355,000 shares; and (iii) Patrick Meskell: 430,012 shares. The company agreed to grant these options, which are more fully described in Notes 1, 3 and 6 of the Summary Compensation Table included in this Proxy Statement, in connection with the cancellation of equal numbers of options held by the foregoing individuals. The following table provides information as to the outstanding options at December 31, 2001 held by the following executive officers. No stock appreciation rights are outstanding.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year End Option/SAR Values

                                            Number of Securities Underlying      Value of Unexercised
                                              Unexercised Options/SARS at      In-the-money Options/SARs
                    Shares                          Fiscal Year End             at Fiscal Year End (*)
                   Acquired                --------------------------------- -----------------------------
                      On         Value                                       Exercisable
      Name       Exercise (#) Realized ($) Exercisable (#) Unexercisable (#)     ($)     Unexercisable ($)
      ----       ------------ ------------ --------------- ----------------- ----------- -----------------
Robert T. Giaimo      0            0                0              0                0            0
Ype Von Hengst..      0            0                0              0                0            0
Patrick Meskell.      0            0           25,004              0            4,993            0

--------
(*) Represents the difference between the fair market value of the shares subject to the options, based on the closing price of $0.20 for the shares on December 28, 2001 (the final trading day for the fiscal year ended December 30, 2001), and the exercise prices of the options.

Benefit Plans

   The company provides insurance benefits to its officers and other employees, including health, dental, and life insurance, subject to certain deductibles and co-payments by employees.

Employment Agreements

   Founder's Employment Agreement. The company and Robert T. Giaimo entered into a Founder|s Employment Agreement on August 28, 1995, effective as of March 27, 1996, and amended on November 9, 1998. The base compensation under the Founder's Employment Agreement is $240,000 per annum, increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area (the "Base Compensation"). Benefits under the agreement include four weeks paid vacation, health and dental insurance, life and disability insurance, director and officer liability insurance and a $3,000,000 "split-dollar" life insurance agreement. Perquisites include an up to $500 per month car allowance, an education fee of $1,000 per month, and free shift meals.

   The Founder's Employment Agreement had an initial term of five years and, starting on its first anniversary, was renewable for five years from each anniversary. If at any such anniversary the Board does not renew, the agreement will expire five years from such anniversary (the five-year period beginning on such anniversary is referred to as the "Expiration Term"). The Founder|s Employment Agreement was renewed on December 15, 1999 and, as renewed, expires in March 2005.

   During the Expiration Term, Mr. Giaimo may, upon at least sixty days prior written notice, terminate the Founder's Employment Agreement immediately and such termination shall be an "Involuntary Resignation." If an Involuntary Resignation occurs, Mr. Giaimo shall be entitled to a severance amount equal to: (i) his base compensation, including all bonuses, for the immediately preceding fiscal year (the "Annual Amount"), (ii) divided by 365, and (iii) multiplied by the number of days remaining in the Expiration Term, provided that the severance amount paid to Mr. Giaimo due to an Involuntary Resignation shall not exceed three times the Annual Amount.

   Mr. Giaimo may also terminate the agreement by reason of a material breach by the company (as specified in the Founder's Employment Agreement). If Mr. Giaimo terminates the Founder's Employment Agreement within the first five years of the agreement for a material breach by the company, he shall be entitled to receive the Annual Amount multiplied by ten. If the material breach occurs after the first five years of the agreement, the Annual Amount shall be multiplied by five. Additionally, if a termination for a material breach occurs prior to the earlier of (i) the end of the first five years of the agreement, or (ii) the completion of an underwritten public offering of the company's shares from which it realizes $15,000,000, then the company shall be obligated, at the employee's option, to purchase all of Mr. Giaimo's shares at fair market value.

   The company may terminate the agreement upon the death or disability of Mr. Giaimo or for cause. If terminated for death, the Mr. Giaimo's estate shall be entitled to receive all accrued compensation plus a severance amount equal to one year's Base Compensation (as adjusted to the date of death). The decedent's family will also be provided health insurance for one year from date of death. If terminated for disability, Mr. Giaimo shall be entitled to receive all accrued compensation plus a severance amount equal to his then current Base Compensation for a period of five years, but reduced dollar for dollar by all amounts received by the employee under disability insurance. If terminated for cause, Mr. Giaimo shall be entitled to receive all accrued compensation.

   Executive Employment Agreement. The company and Ype Von Hengst entered into an Employment Agreement effective as of November 9, 1998. The base salary under the Employment Agreement is $125,000 per annum through December 31, 1998, $150,000 per annum from January 1, 1999 through December 31, 1999, and increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area beginning January 1, 2000 (the "Base Salary"). Benefits under the agreement include health and dental insurance, life and disability insurance, and participation in stock options, bonus plans and other benefit plans customarily made available to executive employees of the company.

   In consideration of Mr. Von Hengst entering into the agreement, the company extended a $100,000 non-recourse loan (the "Loan") to Mr. Von Hengst, subject to his execution of a promissory note and secured by his 182,881 shares in the company (the "Collateral"). Beginning December 31, 1999, Mr. Von Hengst is also entitled to an annual bonus of an amount equal to $20,000 plus accrued and unpaid interest on the Loan (the "Bonus"). The Bonus is not paid directly to Mr. Von Hengst, but is applied to repay the outstanding principal and interest under the Loan. The term of the Employment Agreement is from November 9, 1998 to December 31, 2003.

   Under the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to disclose or use any Confidential Information of the company or its affiliates, which is defined as all information disclosed to him or known by him as a consequence of or through his employment with the company where such information is not generally known in the trade or industry and where such information refers or relates in any manner to the business activities of the company. During the term of the Employment Agreement and for a period of twelve consecutive months after the termination of the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to induce, attempt to induce, counsel, advise, solicit or encourage any person to leave the employ of the company or, with respect to any person who had left the employ of the company within the previous six months, not to engage in any of the above activities in connection with such former employee's acceptance of employment with any person or entity other than the company. For a period of twelve consecutive months after the termination of the Employment Agreement for any reason other than a termination without cause, Mr. Von Hengst agrees not to (i) engage in the "diner business" anywhere in the United States; (ii) engage in competition with the company within a 10 mile radius of any company owned or franchised facility or planned facility; or (iii) directly or indirectly, either individually or in any other capacity, work for, consult with or otherwise assist Movenpick, its parent corporation, affiliates and subsidiaries, in the development of "diners."

   Mr. Von Hengst may terminate his Employment Agreement at any time upon sixty days written notice ("Voluntary Resignation"). Upon receipt of such notice, the company may elect to relieve Mr. Von Hengst of any or all of his duties or terminate him immediately. The company may terminate the agreement for cause (as that term is defined in the Employment Agreement), upon the death or disability of Mr. Von Hengst, or without cause. If the agreement is terminated by Voluntary Resignation or for cause, (i) the company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest immediately with the company. If the agreement is terminated for death (i) the company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr.

Von Hengst (or his estate or heirs). If terminated for disability, defined as the inability to perform the essential function of the job, with or without accommodation, for at least 180 consecutive days, (i) Mr. Von Hengst's right to the Base Salary and Bonus shall cease on the date of termination, (ii) the company shall make the medical benefits available to Mr. Von Hengst for a period of eighteen months following termination, the costs of which shall be paid by the company for the first twelve months of such period; and (iii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs). If terminated without cause, (i) Mr. Von Hengst shall be entitled to the Base Salary, Bonus, and medical benefits for a one year period commencing with the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs).

   Officer Employment Agreements. The company has an employment agreement with Patrick Meskell through March 4, 2004. Although the agreement was not amended, Mr. Meskell was promoted from Senior Vice President, Human Resources, to Executive Vice President, Operations with an increase in his base salary to $150,000, with future adjustments to his base salary to be determined by the board. In addition, he is entitled to (i) participate in bonus and stock option plans made available to executive employees of the company; (ii) receive a $500 per month car allowance, (iii) receive life insurance coverage of $500,000;
(iv) participate in group health and dental plans generally offered to employees of the company; (v) receive long term disability insurance coverage in amount of approximately 60% of the employee's base salary per month, subject to a 90 day initial waiting period; (vi) receive three weeks paid vacation that does not accrue or carry over from one year to the next; and (vii) receive sick leave and other benefits, in accordance with the company's policies for its executives. The employee has a confidentiality and non-competition agreement with the company.

   The agreement is terminable at any time by either party thereto. However, if the company terminates the agreement, the company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary. If the employee resigns and provides at least three months notice, the company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary payable after resignation on the same schedule as the salary that was paid before resignation. If the employee resigns without providing at least three months prior notice, (i) all stock options and all stock purchase rights granted under the Stock Option Plan to the employee (a) subsequent to March 1, 1999, (b) on December 15, 1997, and
(c) to Mr. Meskell on December 29, 1997 will be terminated on the date of resignation; and (ii) the employee will sell and the company will purchase all shares of the company acquired by the employee pursuant to stock options or stock purchase rights within six months prior to the date of resignation at a purchase price equal to the price paid for the shares.

Non-Employee Director Compensation

   During the year ended December 31, 2001, each of the company's non-employee directors received an option to purchase 4,000 shares on June 15, 2001 under the 1996 Non-Employee Director Stock Option Plan Such options were exercisable at a price equal to 100% of the fair market value on the date of grant, and were to vest at any time, in whole or in part for period of ten years beginning one year after the date of the grant. Pursuant to resolutions unanimously approved by the company's Board of Directors on December 13, 2001, each non-employee director agreed to surrender for cancellation options for an aggregate of 12,000 shares under the 1996 Non-Employee Director Stock Option Plan, including the foregoing options, as follows: (i) an option for 4,000 shares, fully vested, exercisable at $1.00 per share and expiring on June 17, 2009; (ii) an option for 4,000 shares, fully vested, exercisable at $0.844 per share and expiring on June 15, 2010; and (iii) an option for 4,000 shares, exercisable at $0.40 per share beginning on June 15, 2002 and expiring on June 14, 2011. In addition, Mr. Kaplan and Mr. Steiner each also agreed to surrender for cancellation an option under the Second Amended and Restated 1991 Stock Option Plan for 5,000 shares, fully vested, exercisable at $4.05 per share and expiring on December 30, 2005. The board agreed to grant each non-employee director new options under the 1996 Stock Option Plan on July 31, 2002, exercisable for the same number of shares as those that were canceled, and having the same vesting and termination terms as the canceled options, but which will have exercise prices equal to the fair market value of the shares on July 31, 2002. Also pursuant to the foregoing resolutions, all non-employee directors, except for Mr. Collier, each agreed to cancel the following options for an aggregate of 2,000 shares under the 1996 Non-Employee Director Stock Option Plan in exchange for new options under the 1996 Stock Option Plan with similar vesting and exercise prices, but which do not expire until December 18, 2011: (i) a fully vested option for 1,000 shares exercisable at $0.8125 per share and expiring December 31, 2001; and (ii) a fully vested option for 1,000 shares exercisable at $0.938 per share and expiring March 31, 2002. Mr. Collier agreed to the cancellation of his option for 1,000 shares under the 1995 Non-Employee Director Stock Option Plan, fully vested and exercisable at $0.938 per share and expiring March 31, 2002, in exchange for a new option for 1,000 shares under the 1996 Stock Option Plan, fully vested on the date of grant, exercisable at $0.938 per share and which expires on December 18, 2011.

   Other than the option grants and the reimbursement of certain expenses, non-employee directors received no other compensation for service as directors for the year ended December 31, 2001. Mr. Louis Neeb received $2,000 in 2001 as payment for consulting services.

Compensation Committee Report to Shareholders

   The compensation committee of the board is composed solely of non-employee directors. The compensation committee determines all aspects of the compensation to be paid to the company's executive officers. The compensation committee report follows:

   The company's executive compensation program is designed to promote the following objectives: (i) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long term success of the company; (ii) to align management's interests with the company's by tying a portion of the executive's compensation to the company's performance; and (iii) to align management's interests with shareholders by including long term equity incentives as part of the executive's compensation. The compensation of the company's executive officers includes cash compensation, long-term incentive compensation in the form of stock options, and participation in various benefit plans, most of which are generally available to employees of the company.

   Cash Compensation. Cash compensation of the company's executive officers consists of a base salary and, if earned, an annual performance bonus. The compensation committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In formulating these recommendations, the Chief Executive Officer considers the overall performance of the company and base salaries of executive officers at similarly situated restaurant companies, taking into consideration the individual experience of these officers, and conducts an informal evaluation of individual officer performance. Final decisions on any adjustments to the base salary for executives, other than the Chief Executive Officer, are made by the committee in conjunction with the Chief Executive Officer. The Committee's evaluation of the recommendations by the Chief Executive Officer considers the same factors outlined above and is subjective with no particular weight assigned to any one factor. The committee considers the factors outlined above in evaluating the base salary of Robert T. Giaimo, the company's Chief Executive Officer.

   The company's management, including executive officers, are eligible to receive annual incentive awards based on the company's financial performance and the efforts of its executives. Performance is measured based on restaurant-level profitability, control of corporate overhead expenses and timely achievement of store development schedule. No executive officer received a cash bonus for the year ended December 31, 2001.

   Stock Options. The executive officers, as well as other key employees, are eligible to participate in the company's Stock Option Plan. The purpose of the Stock Option Plan is to provide increased incentives to salaried employees, to encourage new employees to become affiliated with the company and to align the interests of such persons with those of the company's shareholders. The Stock Option Plan is administered by the compensation committee. The compensation committee has the authority to determine the individuals to whom the stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and conditions of the Stock Option Plan.

   In the year ended December 31, 2001, no options were granted to executive officers. However, pursuant to resolutions unanimously adopted by the board as of December 13, 2001, the company agreed to grant options to the following individuals on July 31, 2002, or on February 1, 2003, if the individual elects to defer the grant date of a portion of the options to enable the options to qualify for federal income tax purposes as incentive stock options, for the following numbers of shares: (i) Robert T. Giaimo: 400,0000 shares; (ii) Ype Von Hengst: 355,000 shares; and (iii) Patrick Meskell: 430,012 shares. The company agreed to grant these options in connection with the cancellation of equal numbers of options held by the foregoing individuals. The exercise prices of these options will be based on the fair market value of the underlying shares on the dates such options are granted, except in the case of Mr. Giaimo, whose options will have an exercise price equal to 110% of the fair market value of the underlying shares on the date of grant.

   Other Compensation. The company provides certain other benefits to the executive officers, such as health insurance, that are generally available to company employees. In addition, officers and key employees of the company may be eligible to receive supplemental disability coverage, automobile allowance and insurance benefits.

                                          THE COMPENSATION COMMITTEE

                                          Charles M. Steiner, Compensation
                                            Committee Chairman
                                          Michael Collier, Compensation
                                            Committee Member
                                          Louis P. Neeb, Compensation Committee
                                            Member

Performance Graph

   Set forth below is a line graph comparing the total cumulative return on the shares from December 27, 1996 through December 30, 2001 with the CRSP Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Stocks for (SIC 5800-5899) eating and drinking companies (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume an initial investment of $100 in the shares, the Market Group and the Peer Group, with the reinvestment of all dividends paid thereafter. The company's shares were traded on the OTC Bulletin Board under the symbol FDTR until March 27, 1996 when it began trading on the Nasdaq National Market under the symbol SLVR. The company's shares ceased to trade on the Nasdaq National Market on May 7, 2001 when the shares began trading, once again, on the OTC Bulletin Board under the symbol SLVR.OB.

                            Comparison of Six Year
                            Cumulative Total Return

                             [GRAPH APPEARS HERE]


   Total Returns Index 12/27/96 12/28/97 01/03/99 01/02/00 12/31/00 12/30/01
   ------------------- -------- -------- -------- -------- -------- --------
   Silver Diner, Inc..  100.00    31.89    20.73    30.93    37.17     9.52
   The Market Group...  100.00   102.69   154.03   149.38   141.30   145.11
   The Peer Group.....  100.00   117.76   172.43   313.73   193.11   149.06

Related Party Transactions

   Silver Diner Potomac Mills, Inc. Pursuant to lease agreements dated October 14, 1991 and May 27, 1992, the company leases the Silver Diner restaurant in Potomac Mills, Virginia (the ("Potomac Mills Restaurant") from Silver Diner Potomac Mills, Inc ("SDPMI"), a corporation wholly owned by Robert T. Giaimo, the Chairman and President of the company. The leases require the payment of an annual base rent, with annual adjustments based on the Consumer Price Index, and the payment of percentage rent based on gross receipts. The leases expire in late 2011. For the years ended December 30, 2001, December 31, 2000 and January 2, 2000, occupancy costs were $515,050, $356,000 and $360,000 respectively, under terms of the leases.

   Robert Giaimo Development, Inc. On June 17, 1997, the company purchased from Robert Giaimo Development, Inc. ("RGDI"), a corporation wholly owned by Robert T. Giaimo, the Chairman and President of the company, an undivided 70% interest in the parcel of land used as a parking lot for the Potomac Mills Restaurant. The total purchase price of the land was $408,000, of which $267,000 was borrowed from a bank, secured by the land, bearing interest at the prime rate (4.75% at December 31, 2001), and matures in June 2003.

   The company assumed a management agreement entered into between RGDI with SDPMI (the "Management Agreement"), which provides that the company is the exclusive manager of the Potomac Mills Restaurant, is entitled to receive all of the net profits (as defined in the Management Agreement) from the Potomac Mills Restaurant, and is responsible for paying all operating costs and expenses of the restaurant, including rent. The Management Agreement is unlimited in duration and can only be terminated by mutual agreement of the company and SDPMI, or following notice that the company failed to meet its management obligations and responsibilities. RGDI has granted the company an option to purchase the Potomac Mills Restaurant for an amount equal the fair market value, on the date of purchase, as determined by an appraisal.

   Loan To Ype Von Hengst. In connection with his entering into an employment agreement with the company on November 9, 1998, Ype Von Hengst, a Director and officer of the company, received a $100,000 loan from the company, secured by his 182,881 shares in the company and bearing interest at 5.25% annually. The loan and accrued interest is to be repaid annually by applying an annual bonus received by Mr. Von Hengst beginning December 31, 1999. At December 30, 2001 $40,000 was outstanding.

   Michael Collier And Uniwest Group, Inc. And Affiliates. The company has from time to time entered into contracts with Michael Collier, a Director, and with Uniwest Group, Inc., a construction company and certain of its affiliates, of which Michael Collier is President and a shareholder. The company paid $193,191 to Uniwest Construction for miscellaneous construction and renovation of the existing diners. The company paid Uniwest Management Inc., which manages the real estate operations for the Merrifield diner, approximately $210,000 for rent and real estate taxes. No consulting fees were paid to Mr. Collier in 2001. At December 30, 2001, $11,796 is payable to the Director and affiliates of the Director.

   In 1995, the company entered into a ground lease with 2909 Gallows LC, landlord, covering the Merrifield facility. The landlord is a partnership in which Michael Collier owns a significant limited partnership interest. The lease provides for minimum annual rent of $110,000 in 1998 with fixed escalations in rent payments over the lease term through 2012.

   Uniwest Construction, Inc. acted as the general contractor for the construction of the diner on the Merrifield property. Michael Collier was not a director of the company when the lease and construction contract were entered into.

   Affiliated Stock Purchases. The company and the company|s directors have made the following purchases since January 1, 2000.

                             Date of                          #    Price Per
   Name            Position Pur1chase Nature of Transaction Shares   Share
   ----            -------- --------- --------------------- ------ ---------
   Michael Collier Director  8/06/01  Stock option exercise  8,801  $ 0.003
                             3/22/02  Stock option exercise 17,268  $ 0.003
   Edward Kaplan.. Director  5/05/00  Open market            2,600  $0.9062
   Edward Kaplan.. Director  5/05/00  Open market            3,400  $0.9375
   Company........ N/A       1/21/00  Open market            7,000  $ 1.031
   Company........ N/A       5/15/00  Open market            1,500  $ 0.936
   Company........ N/A       8/25/00  Open market            6,900  $  1.03
   Company........ N/A       8/28/00  Open market            2,500  $  1.03
   Company........ N/A       8/31/00  Open market            5,000  $  1.03

                    DESCRIPTION OF THE REVERSE STOCK SPLIT

General

   Conversion of Shares. The reverse stock split will be effected upon our filing of an amendment to our certificate of incorporation that will provide for the conversion and reclassification of each outstanding share of our common stock into One Five-Thousandth (1/5,000) of a share of company common stock in a reverse stock split. In the reverse stock split, you will receive one share of company common stock for each 5,000 shares you hold of record immediately prior to the effective date of the reverse stock split, and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment will be equal to $0.32 per pre-split share. The following examples illustrate the effect of the reverse stock split on shareholders in various circumstances.

   Example 1:  Shareholders Owning Fewer Than 5,000 Shares of Record

   On the effective date of the reverse stock split, Shareholder A owns of record 2,500 shares of company common stock. Using the ratio of one share of common stock for each 5,000 shares outstanding immediately prior to the reverse stock split, Shareholder A would be entitled to receive only 0.5 shares of common stock. Because no fractional shares will be issued as a result of the reverse stock split, Shareholder A will not receive any common stock, but will instead receive a cash payment from the company at the rate of $0.32 per pre-split share. In this example, Shareholder A will receive $800 in cash and will no longer be a shareholder of the company.

   Example 2:  Shareholders Owning 5,000 or More Shares of Record

   On the effective date of the reverse stock split, Shareholder B owns of record 7,500 shares of company common stock. Using the ratio of one share of common stock for each 5,000 shares outstanding immediately prior to the reverse stock split, Shareholder B will be entitled to receive 1.5 shares of common stock. Because fractional shares will not be issued as a result of the reverse stock split, Shareholder B will receive one share of common stock and $800 in cash (at the rate of $0.32 per pre-split share) for his remaining 0.5 shares of common stock.

   Legal Effectiveness and Conditions. The reverse stock split will not be effected unless and until the company's shareholders approve the reverse stock split and the board of directors determines that: (i) the company has available funds necessary to pay for the fractional shares resulting from the transaction; (ii) the company has sufficient cash reserves to continue to operate its business; and (iii) no event has occurred or is likely to arise that might have a materially adverse effect on the company. The company will cause the exchange transfer agent to send a Letter of Transmittal to all record holders of company common stock as of the effective date of the amendment. The amendment and the reverse stock split will be effective upon filing with the
Delaware Secretary of State, which we anticipate will occur on       , 2002.

   On the effective date of the reverse stock split, each certificate representing a share of company common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock and/or the right to receive cash for fractional shares. Each shareholder who owns fewer than 5,000 shares of record immediately prior to the reverse stock split will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled.

   Exchange of Stock Certificates. The Letter of Transmittal will provide the means by which shareholders will surrender their stock certificates and obtain certificates evidencing the shares of company common stock or cash to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, the company may, in its full discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to the company in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder must submit, in addition to other documents, a bond or other security satisfactory to the board indemnifying the company and all other persons against any losses occurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact the company. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the reverse stock split becomes effective.

   Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. The company will bear these costs.

   The Letter of Transmittal will be sent to shareholders promptly after the effective date of the reverse stock split. Do not send in your stock certificate(s) until you have received the Letter of Transmittal.

   Regulatory Approvals. Aside from shareholder approval of the proposed amendment to the certificate of incorporation, the reverse stock split is not subject to any regulatory approvals.

   Termination of Securities Exchange Act Registration. The company's common stock is currently registered under the Securities Exchange Act and quoted on the OTC Bulletin Board. We are permitted to terminate our registration and OTC Bulletin Board listing if there are fewer than 300 record holders of outstanding shares of company common stock. Upon the completion of the reverse stock split, the company will have approximately 172 shareholders of record. We intend to apply for termination of registration of the company's common stock under the Securities Exchange Act and to delist our common stock from the OTC Bulletin Board as promptly as possible after the effective date of the reverse stock split.

   Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by the company to its shareholders and to the Securities and Exchange Commission. However, the company will continue to publicly release, via its web page (www.silverdiner.com) quarterly unaudited financial statements as soon as practical following each quarter, and annual audited financial statements as soon as possible following the end of each fiscal year. The company will also use its web page to periodically communicate with its shareholders. Copies of any materials released through our web page will also be provided to shareholders on request.

   In addition, the reverse stock split will make many of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a), some of the requirements relating to tender offers under Section 14(d) and the requirements of Rule 13e-3 regarding "going private" transactions, no longer applicable to the company. Furthermore, the company's affiliates may be deprived of the ability to dispose of their company common stock under Rule 144 promulgated under the Securities Act of 1933.

   We estimate that termination of registration of the company's common stock under the Securities Exchange Act will save the company approximately $150,000 per year in legal, accounting, printing, and other expenses per year, and will also save management time. See "Special Factors--Effects of the Reverse Stock Split on the Company."

   Source of Funds and Expenses. We estimate that approximately $865,000 will be required to pay for the fractional shares of company common stock exchanged for cash in the reverse stock split. We intend to use cash and other equivalents on hand, a portion of which was borrowed under our existing loan agreement with our bank secured by substantially all of our assets. See description of loan agreement in Note 7 to the Consolidated Financial Statements on page 28 of the Annual Report to Shareholders for 2001 accompanying this proxy statement. As described in Note 7, $1,000,000 is repayable in monthly principal and interest payments through December, 2002, and $2,500,000 is repayable interest only monthly through December 2002, at which time monthly principal and interest payments commence and are payable through December, 2008.

   Additionally, the company will pay all of the expenses related to the reverse stock split. We estimate that these expenses will amount to $175,000.

   Dissenters' Rights. Under the Delaware General Corporation Law and the company's certificate of incorporation and bylaws, the company's shareholders do not have the right to dissent from the reverse stock split and to receive a value for their shares in cash determined via an independent appraisal.

   Dividends. The company has not previously paid dividends on its common stock, and does not intend to do so following the reverse stock split.

Special Factors

   Purpose of the Reverse Stock Split.

   The primary purpose of the reverse stock split is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. The reverse stock split will result in the elimination of the expenses related to our disclosure and reporting requirements under the Securities Exchange Act, and as a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares. The reverse stock split will enable the company's management and employees to devote more time and effort to the company's operations, rather than to completing the periodic reports required of a publicly traded company under the Securities and Exchange Act of 1934, and to manage shareholder relations and communications with approximately 4,000 shareholders as compared to less than 300 post reverse stock split. The company's management believes that the reverse stock split may make the company more attractive to employees by diminishing any negative impression of the company we believe many employees have as a result of our being a publicly-traded company with a low market price per share.

   The company had approximately 962 record shareholders as of April 21, 2002, but approximately 63% of the outstanding shares as of that date were held by fewer than 100 shareholders. As a result, there is a limited market for the company's shares and the board of directors believes there is little likelihood that a more active market will develop in the foreseeable future. However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act. The cost of complying with these requirements is substantial, representing an estimated annual cost to us of $150,000. In light of this expense and the limited trading market for the company's common stock, the board of directors believes the company receives little relative benefit from being registered under the Securities Exchange Act. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares.

   In addition to saving $150,000 in direct costs as described above, the company's management and employees will no longer be required to devote their time and energy to completing the periodic reports required of publicly-traded companies under the Securities Exchange Act. Instead, they will be able to focus their time and effort on the operation of the company's business. Given the company's history of losses, management believes it important to realize every opportunity to reduce overhead and focus its limited resources on becoming profitable.

   In order to keep its focus on continuing to achieve and maintain improved operating performance of its existing restaurants, the company does not intend to open any new restaurants during 2002 or 2003. Historically, opening a new restaurant has had a negative financial impact on the company in the year in which it was opened. However, the company may resume growth and open restaurants in 2004 and beyond, depending on the board's evaluation of the company's 2002 operating performance and its ongoing estimates of operating performance, future cash flow and capital.

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

   In becoming a publicly-traded company, we had hoped to realize enhanced value, greater access to capital and increased business credibility for the company. Unfortunately, market capitalization has decreased substantially since going public, and rather than increasing access to capital, it has made capital less available to us. Even if our financial performance improves, we believe that currently there is little public appetite for the common stock of small restaurant chains with low capitalization and limited current opportunity to grow. The company further believes good performance does not necessarily translate efficiently into an increase in the value of the company's common stock, or to an increase in capital attracted to the company. Furthermore, the low market price makes our business seem less credible, with stock options becoming an ineffective method of attracting or retaining high-quality employees. By becoming a private company, we hope to focus employees| attention on our fundamental positive aspects, such as our busy restaurants, varied menus and the high quality of the company's facilities, and in doing so, attract and retain more high quality employees.

   In view of the the foregoing and the negative impression created by our low market value in comparison to our peers, particularly in light of the relatively small benefit we believe our shareholders have received as a result of our registration, we believe the reverse stock split will provide a more efficient means of using our capital to benefit our shareholders.

   The reverse stock split is designed to substantially reduce the number of the company|s shareholders of record. As of April 21, 2002, the company had approximately 790 shareholders of record who owned fewer than 5,000 shares. The reverse stock split will allow us to pay these shareholders a fair price for their relatively illiquid shares while eliminating the costs associated with servicing shareholders of record who own relatively small numbers of shares. The reverse stock split will also allow us to save significant administrative, accounting, and legal expenses incurred in complying with the Securities Exchange Act|s disclosure and reporting requirements.

   Alternatives Considered.

   In making our determination to proceed with the reverse stock split, we considered other alternatives. We rejected these alternatives because we believed the reverse stock split would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

   Merger. We considered, as a possible alternative to the reverse stock split, a cash-out merger of the company into a newly-formed corporation, with conversion of the outstanding shares occurring in the same general manner and ratios as in the reverse stock split. In such a merger, the company|s principal shareholders would receive stock in the newly-formed corporation, and the remaining shareholders would receive cash in lieu of those shares. However, we determined we do not have the ability to pay the cash-out price to all the remaining shareholders, as those shareholders hold more than 7,000,000 shares. In addition, we have determined that this alternative was more burdensome than a reverse stock split due to constraints imposed by state and federal securities laws. Furthermore, we did not believe that such an alternative transaction would result in any benefit to shareholders, in terms of consideration to be received, over that to be received in the reverse stock split. We note, however, that the company|s shareholders would have had dissenters' appraisal rights under Delaware law if the company had effected a merger. However, we believe that the price determined by the board of directors to be paid to fractional shareholders is equivalent to the price an appraisal would have produced.

   Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, thus we were uncertain as to whether this alternative would result in a sufficient number of shares being tendered so as to result in the company common stock being held by fewer than 300 shareholders of record. In addition, similar to the merger, the company does not have the ability to pay the purchase price for the large number of shares it would probably have had to purchase in a tender offer. Moreover, federal regulations impose rules regarding the treatment of shareholders in a tender offer, including pro-rata acceptance of offers from shareholders, which make it difficult to ensure that the company would be able to reduce the number of shareholders below 300. As a result, we rejected this alternative.

   Selling the Company. We have not considered a sale of the company. At this time, the company's principal shareholder, as well as others, are not willing to entertain a sale of the company.

  Reasons for the Reverse Stock Split.

   As described above in "--Purpose of the Reverse Stock Split," the reverse stock split will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and, secondarily, will eliminate the costs associated with servicing shareholders who own relatively small numbers of shares. We estimate that we will save approximately $150,000 per year as a result of the reduction in the number of shareholders and the elimination of the registration of our common stock under the Securities Exchange Act. Eliminating the registration of our common stock under the Securities Exchange Act will also reduce the amount of time spent by employees in preparing periodic reports.

   In addition, our common stock has historically been very thinly traded. We believe that the absence of an efficient trading market has resulted in depressed prices for our stock, and that as a result of our low average daily trading volume, holders of large blocks of shares have not been able to use the marketplace to sell those shares without significantly decreasing the market price of our stock. The high and low closing prices for fiscal years 2001 and 2002 are set forth on page 8 of the company's annual report to shareholders accompanying this proxy statement. The high closing price for the fiscal quarter ending April 21, 2002 was $0.34, and the low closing price for that period was $0.19. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act of 1934, as amended, or the listing of our stock on the OTC Bulletin Board, has benefited our shareholders in proportion to the costs we have incurred as a result of this registration and listing.

  Effects of the Reverse Stock Split.

   The reverse stock split will have various effects on the company, its shareholders and its directors and officers, as described below.

   Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of April 21, 2002, we believe that the reverse stock split will reduce our number of record shareholders from approximately 962 to approximately 172. We estimate that approximately 2,700,000 shares held by approximately 880 shareholders of record will be exchanged for cash in lieu of fractional shares in the reverse stock split. The number of outstanding shares of common stock as of April 21, 2002, will decrease from approximately 11,971,486 to approximately 1,860 (9,271,000 on a pre-split basis). Accordingly, the liquidity of the shares of company common stock will substantially decrease.

   Reduction in Book Value. Because (1) the price to be paid to holders of fewer than 5,000 shares of common stock will be $0.32 per share, (2) the number of shares of common stock expected to be cashed out as a result of the reverse stock split is estimated to be approximately 2,700,000, (3) the total cost to the company (including expenses) of effecting the reverse stock split is expected to be approximately $1,040,000, and (4) at April 21, 2002, aggregate
shareholders' equity in the company was approximately $    , or $     per
share, the company expects that, as a result of the reverse stock split, the book value per share of common stock as of April 21, 2002, will be changed from
approximately $     per share on a historical basis to approximately $
(pre-split) per share on a pro forma basis. However, it is important to note that book value is an accounting methodology based on the historical cost of the company's assets, and therefore does not reflect current company value.

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

   Available Cash. Our cash will be reduced from approximately $2,560,000 at April 21, 2002 to approximately $1,520,000 on a pro forma basis as of April 21, 2002, with a corresponding reduction in our net stockholders' equity.

   Elimination of Securities Exchange Act Registration. Our common stock is currently registered under the Securities Exchange Act. After the reverse stock split, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to any reporting requirements under the Securities Exchange Act. As a result, we expect to eliminate direct and indirect costs associated with the Securities Exchange Act registration, which we estimate to be approximately $150,000 on an annual basis. See "Description of the Reverse Stock Split--Termination of Securities Exchange Act Registration" for a discussion of the nature of the information we will no longer be required to provide, and of the financial statements that we will continue to provide to shareholders.

   Financial Effects Of The Reverse Stock Split. We estimate that approximately $865,000 will be required to pay for the fractional shares of the company common stock exchanged for cash in the reverse stock split. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $175,000. We do not expect that the payment to shareholders receiving cash in the reverse stock split or the payment of expenses will have any material adverse effect on our capital, liquidity, operations or cash flow. However, there will be less capital available to the Company. Because we do not currently know the actual number of shares that will be cashed out in the reverse stock split, we do not know the net amount of cash to be paid to shareholders in the reverse stock split. You should read the discussion under "Description of the Reverse Stock Split--Sources of Funds and Expenses" for a description of the sources of funds for the reverse stock split and the fees and expenses we expect to incur in connection with the transaction.

   Effects of the Reverse Stock Split on Executive Officers and Directors. As a result of the reverse stock split, we expect that the percentage of beneficial ownership of the company common stock held by our executive officers and directors as a group will increase significantly from approximately 40%
before the reverse stock split to approximately   % after the reverse stock
split. If a director or executive officer exercises an option which would result in the issuance of fractional shares, the director or executive officer will receive cash in lieu of the fractional shares.

   After the reverse stock split, the company's common stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of the company will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and may be deprived of the ability to dispose of their shares of the company common stock under Rule 144 under the Securities Act of 1933.

   Effect on Outstanding Employee and Director Stock Options. As a result of the reverse stock split, the exercise price of each outstanding employee and director stock option will automatically increase by a factor of 5,000 and the number of underlying shares will decrease by a factor of 5,000. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but the Company will not be able to issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as determined annually or more frequently by the board of directors, multiplied by the fraction of a share represented by the option.

   Potential Disadvantages of the Reverse Stock Split. Only a limited public trading market currently exists for the company's common stock. The market liquidity for shares of the company's common stock after the reverse stock split will be even less than it is now because the common stock will no longer be quoted on the OTC Bulletin Board and the number of shares of common stock available to be traded will decrease to less than 1,860 as a result of the reverse stock split.

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

   In addition, the company will no longer be required to file public reports of its financial condition and other aspects of its business with the Securities and Exchange Commission after the reverse stock split. As a result, shareholders will have less legally mandated access to information about the company's business and results of operations than they had prior to the reverse stock split. However, as discussed above in "Description of the Reverse Stock Split--Termination of Securities Exchange Act Registration," we will continue to provide quarterly and annual financial statements to our shareholders.

   Post Reverse Stock Split Liquidity. With respect to the two quarters beginning with the first quarter after the reverse stock split, which we expect to be the third and fourth quarters of this fiscal year, the board has agreed to establish a limited liquidity plan under which shareholders will have the opportunity to tender their shares back to the company. The tender period will be open for 30 days from the date the price is announced for the quarter or such longer period as determined by the board. The obligation of the company to purchase stock will be limited to an aggregate quarterly dollar amount as to all tendering shareholders of $100,000, and there will not be any obligation if
(i) the company does not have at least $1.6 million of cash in the bank as of the end of the applicable quarter or (ii) the redemption might violate any creditor agreement then in place with the company. There are no provisions of such existing agreements that would be violated. If more shares are tendered than the company is obligated to purchase, all offers will be proportionately reduced. The liquidity plan will be made available to all shareholders other than the directors of the company.

   For the two quarters immediately following the reverse stock split, the redemption price of the common stock will be determined based upon the results of operations for the trailing 12 months. For each of such quarters, the redemption price will be the greater of the price paid for the fractional interests resulting from the reverse stock split or the redemption price determined by the board. The price determined by the board will be arrived at by using an Enterprise Value to trailing twelve months EBITDA multiple of 5.7. This is the same multiple derived when we compared the per share price paid for fractional interests in this transaction to our prospective fiscal 2002 EBITDA. It is anticipated that the quarterly results and the resulting stock price will be available within 60 days after the close of each calendar quarter, other than the final quarter of the year, which will be available within 90 days after the close of the final quarter. The board believes that it is desirable to continue a liquidity program after the initial two quarters and will evaluate implementing an additional liquidity plan. No assurance can be given, however, that the board will implement future liquidity plans or that the terms will be the same as the initial liquidity plan. The company will distribute in writing materials relating to its offer to purchase any shares of common stock under such plan.

   Federal Income Tax Consequences of the Reverse Stock Split. Presented below is a general summary of the material federal income tax consequences of the reverse stock split to the company and its shareholders. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service in connection with the reverse stock split.

   The discussion does not address all U.S. federal income tax considerations that may be relevant to certain the company shareholders in light of their particular circumstances. The discussion assumes that the company shareholders hold their shares of the company common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the reverse stock split. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

   .   financial institutions;

   .   insurance companies;

   .   tax-exempt organizations;

   .   dealers in securities or currencies;

   .   traders in securities that elect to mark-to-market;

   . persons that hold the company common stock as part of a hedge, straddle or conversion transaction;

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

   . persons who are considered foreign persons for U.S. federal income tax purposes;

   . persons who acquired or acquire shares of the company common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

   . persons who do not hold their shares of the company common stock as a capital asset.

   Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the reverse stock split, including applicable federal, foreign, state and local tax consequences to you of the reverse stock split in light of your own particular circumstances.

   The Company. The reverse stock split will be a tax free reorganization described in Section 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the company will not recognize taxable income, gain or loss in connection with the reverse stock split.

   Shareholders Who Receive Shares Of New Common Stock. A shareholder who receives only shares of new common stock in the transaction (i.e., a shareholder who owns a number of shares of old common stock equal to the product of 5,000 multiplied by a whole number) will not recognize gain or loss, or dividend income, as a result of the reverse stock split and the basis and holding period of such shareholder in shares of old common stock will carry over as the basis and holding period of such shareholder's shares of new common stock.

   A shareholder who receives both shares of new common stock and cash in the transaction (i.e., a shareholder who owns a number of shares of old common stock which is greater than 5,000 and is not equal to the product of 5,000 multiplied by a whole number) will be treated as having exchanged a portion of his shares of old common stock for the shares of new common stock and as having had the balance of his old shares redeemed by the company in exchange for the cash payment. The portion of the transaction treated as a cash redemption of a portion of the old stock will be a taxable transaction to such shareholder, the consequences of which are described below (see, Shareholders Who Receive Cash). The portion of the transaction which is treated as an exchange of shares of old common stock for shares of new common stock will not be a taxable transaction for the shareholder and the shareholder will, therefore, not recognize gain or loss, or dividend income on that portion of the transaction, and the basis and holding period of such shareholder in the portion of his shares of old common stock exchanged for shares of new common stock will carry over as the basis and holding period of such shareholder|s shares of new common stock.

   Shareholders Who Receive Cash. The receipt by a shareholder of cash in lieu of fractional shares of new common stock pursuant to the reverse stock split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the code and, depending on a shareholder's situation, will be taxed as either:

      (a) A sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for the redeemed shares; or

      (b) A cash distribution which is treated: (i) first, as a taxable dividend to the extent of the company's 2002 earnings and its earnings accumulated through December 29, 2002; (ii) then as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares.

   Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

   Under Section 302 of the Code, a redemption of shares stock from a shareholder as part of the reverse stock split will be treated as a sale or exchange of the redeemed shares if:

   . the reverse stock split results in a "complete termination" of shareholder's interest in the company;

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

   . the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

   . the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

   These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer under as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

   A shareholder who receives only cash in the reverse stock split (i.e., owns fewer than 5,000 shares of old common stock) and does not constructively own any shares of new common stock after the reverse stock split, will have his interest in the company completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his old common stock. That is, such a shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder|s tax basis for his old common shares.

   A shareholder who receives only cash in the reverse stock split (i.e., owns fewer than 5,000 shares of old common stock) and would only constructively own shares of new common stock after the reverse stock split as a result of family attribution may be able to avoid constructive ownership of the shares of new common stock by waiving family attribution and, thus, be treated as having had his interest in the company completely terminated by the reverse stock split. Among other things waiving family attribution requires (i) that the shareholder have no interest in the company (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the ten year period immediately following the reverse stock split and (ii) including an election to waive family attribution in the shareholder's tax return for the year in which the reverse stock split occurs.

   A shareholder who receives cash in the reverse stock split and immediately after the reverse stock split actually or constructively owns shares of new common stock, must compare (X) his percentage ownership immediately before the reverse stock split (i.e., the number of old common shares actually or constructively owned by him immediately before the reverse stock split divided by the number of shares of old common stock outstanding immediately before the reverse stock split (approximately 11,971,486 shares) with (Y) his percentage ownership immediately after the reverse stock split (i.e., the number of new common shares actually or constructively owned by him immediately after the reverse stock split divided by the number of shares of new common stock outstanding immediately after the reverse stock split).

   If the shareholder's post reverse stock split ownership percentage is less than 80% of the shareholder's pre-reverse stock split ownership percentage, the receipt of cash is "substantially disproportionate" with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on the portion of his shares of old common stock exchanged for cash in lieu of fractional shares.

   If (i) the shareholder exercises no control over the affairs of the company (e.g., is not an officer, director or high ranking employee), (ii) the shareholder|s relative stock interest in the company is minimal, and (iii) the shareholder's post reverse stock split ownership percentage is less than the shareholder's pre-reverse stock split ownership percentage, the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on the portion of his shares of

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

old common stock exchanged for cash in lieu of fractional shares. For these purposes, actual and constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest and actual and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

   In all other cases, cash in lieu of fractional shares received by a shareholder who immediately after the reverse stock split actually or constructively owns shares of new common stock will probably be treated: (i) first, as a taxable dividend to the extent of the company's 2002 earnings and its earnings accumulated through December 29, 2002; (ii) then as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares. If the amount treated as a tax free return of capital is less than the shareholder's tax basis in the portion of his shares of old common stock treated as redeemed for cash, the remaining tax basis is (i) added to the shareholder's tax basis for the shares of new common stock actually owned by the shareholder, or (ii) if the shareholder does not actually own any shares of new common stock, added to the tax basis of the shares of new common stock constructively owned by the shareholder.

   Tax Withholding. Non-corporate shareholders of the company may be subject to backup withholding at a rate of 30.5% on cash payments received in the reverse stock split. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

   As stated above, the preceding discussion is intended only as a summary of the material United States income tax consequences of the reverse stock split and does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reverse stock split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the reverse stock split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

   Recommendation of the Board of Directors; Fairness of the Reverse Stock Split

   Background. On March 15, 2002, our board of directors first met by telephone to consider a plan of recapitalization that would enable the company to become a private company through a reverse stock split or similar transaction. The board discussed the purposes of the recapitalization, the form and financial aspects of the transaction, including a range of possible split ratios, and the procedures that it would need to follow in order to determine a fair price to be paid to shareholders. After a lengthy discussion of the reasons for, alternatives to, and potential nature of, the recapitalization, the board decided to use a reverse stock split with a split ratio of between 1 to 2,000 and 1 to 5,000.

   The board met again on March 25, 2002, in person, and discussed in more detail the reverse stock split, and began to review preliminary analysis regarding a fair price to be paid to fractional shareholders. Following the March 25th meeting, the board decided to appoint a special committee of directors to conduct an analysis to be presented to the board to assist it in determining the price the company should pay for fractional shares.

   The board of directors appointed two of its members, Louis P. Neeb, chairman, and Charles M. Steiner, to the special committee to provide the analysis of a range of fair prices to be paid to the company's shareholders. The board appointed Mr. Neeb because of his thirty-years of experience in the restaurant and related industries, including his participation in the purchase and sale of a number of restaurant companies or concepts, and in particular his experience as a director of Franchise Finance Corporation of America, Inc. during its recent sale to GE Capital. Mr. Steiner was a certified public accountant, and has almost thirty years of business experience, including having served as chief executive officer of Branch Group, Inc., an electrical parts distributor. Please review their biographies in "Election of Directors" for more details. Mr. Neeb will receive $7,500 and Mr. Steiner will receive $2,500 for serving on the special committee. As discussed below, the special committee met informally in April and May, and formally on May 3, 2002, May 6, 2002 and May 7, 2002.

   On May 7, 2002, the board of directors met to discuss the special committee's findings and to otherwise evaluate the fairness of the $0.32 price to the company|s shareholders. After a discussion of the analysis provided by the special committee, the board of directors determined that the proposed price of $0.32 per share was fair, from a financial point of view, to the company's shareholders, including unaffiliated shareholders as a group. After further considering the benefits, disadvantages, and effects of the reverse stock split described below, together with the report of the special committee that was presented at the meeting, the board of directors, including those directors who are not employees of the company, unanimously approved a one-for-5,000 reverse stock split and determined that the price to be paid in lieu of fractional shares of $0.32 was fair, from a financial point of view, to the company's shareholders, including unaffiliated shareholders, as a group.

   Determination of Fairness. The board believes that the reverse stock split is substantively and procedurally fair to, and in the best interests of, the company's shareholders, including unaffiliated shareholders, as a group. The board of directors, including those directors who are not employees of the company, has unanimously approved the reverse stock split, and the board unanimously recommends that the shareholders vote for approval and adoption of the proposed amendment to the certificate of incorporation that will effect the reverse stock split.

   All of the company's directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the proposed amendment. The directors and executive officers of the company beneficially owned approximately 40% of the shares outstanding as of April 21, 2002. Although the board as a whole recommends that the shareholders vote in favor of the proposed amendment for the reasons set forth in "Special Factors--Purposes of the Reverse Stock Split and--Reasons for the Reverse Stock Split," no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

   After the reverse stock split, the company's common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. The board also considered the decrease in the expenses related to servicing the company's large number of shareholders holding small positions in the company's stock that would result from the reverse stock split. The company's management determined that the reverse stock split would result in cost savings of approximately $150,000 per year in direct costs, and further savings in indirect costs through more efficient use of employees' time. The board determined that the cost savings (direct and in the form of reduced management time) to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

   Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. The board determined that, even as an SEC reporting company, the company has had a limited trading market for its common stock, especially for sales of large blocks of shares, and that the company's shareholders derive little relative benefit from the company's status as an SEC reporting company. The board further noted that the reverse stock split will provide shareholders owning less than 5,000 shares with the ability to liquidate their holdings without incurring brokerage costs, particularly given the limited liquidity for shares of the company's common stock. Conversely, shareholders who wish to increase their holdings in order to avoid being cashed out may do so by purchasing shares of the company common stock on the open market prior to the effective time of the reverse stock split. Moreover, the board is adopting a plan to provide limited liquidity following the reverse split--see discussion in "Effects of the Reverse Stock Split--Post Reverse Stock Split Liquidity."

   The board considered alternative transactions to accomplish the proposed going-private transaction but ultimately approved the reverse stock split proposal. Please read the discussion under "--Alternatives Considered" for a description of these alternatives.

   Substantive Fairness. In analyzing the fairness of the transaction and the purchase price, the board of directors and the special committee sought to determine a price that would be paid in a transaction between willing and knowledgeable buyers and sellers to effectuate the purchase of the company or its assets.

   The board of directors and the special committee considered and reviewed the following documentation and information:

   . Annual financial statements for the company, including consolidated audited financial statements for each of the past five years up to and including December 30, 2001;

   . Quarterly unaudited financial statements of the company for the fiscal quarter ended April 21, 2002;

   . Management projected revenue and cost budgets for the fiscal year ending December 29, 2002;

   . Management projections of operating performance for fiscal years 2003 through 2006;

   . The terms of the reverse stock split and its effect on the company's shareholders, both those whose shares will be purchased and those who will remain as shareholders;

   . Market information concerning other publicly-traded restaurant companies that are comparable to the company in terms of size and profitability;

   .   Market information on interest rates;

   . Market information on the recent price behavior and trading volume of the company's common stock;

   . The terms and prices, to the extent publicly available, of selected recent merger and acquisition transactions involving comparable companies in the restaurant industry;

   . The proforma financial effects of the reverse stock split on the company and its shareholders; and

   .   The tax effects of the reverse stock split on shareholders.

   The board of directors and the special committee considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the reverse stock split, both to affiliated and unaffiliated shareholders. The board and the special committee did not assign any specific weights to the factors listed below, and individual directors may have given differing weights to different factors.

   . Historical Market Prices of the Company Common Stock: Although the company common stock is quoted on the OTC Bulletin Board, there is a limited trading market for the stock. The high and low sale prices for the common stock from January 1, 2000 to April 21, 2002, ranged from a high of $1.125 in January 2000, to a low of $0.19 per share in April, 2002. The closing sale price of the common stock on May 9, 2002, which was the last day on which the company common stock was traded before we announced the proposed reverse stock split, was $0.25 per share.

   . Comparison of Implied Valuation Multiple to Acquisition from Multiples of other Comparable Publicly-Traded Companies. The implied enterprise value to EBITDA multiple at which the transaction is being proposed compares favorably to the median enterprise value to EBITDA trading multiples of 21 comparable publicly-traded restaurant companies based on their market capitalization.

   . Comparison of Implied Valuation Multiple to Acquisition Multiples from Recent Acquisitions of Comparable Publicly-Traded Companies. The implied enterprise value to EBITDA multiple at which the transaction is being proposed compares favorably to the median enterprise value to EBITDA purchase price multiples of 5 comparable publicly-traded companies that were parties to residual ownership interest purchase transactions since January 1, 2001.

   . Premium Over Market Price: The price to be paid for fractional shares in the reverse stock split on a pre-split basis represents a 28% premium over the last closing trading price for our common stock prior to the announcement of the split, a premium of 28% over the average closing trading price for the thirty days prior to May 2, 2002, and a 33% premium over the average trading price for the first four months of 2002, through May 2, 2002.

   . Premium over Discounted Cash Flow Value: The price to be paid for fractional shares in the reverse stock split represents a 14.3% premium over the highest per share valuation and an 88.2% premium over the lowest per share valuation of the company reached through a discounted cash flow analysis.

   . Premium over Liquidation Value: The price to be paid for a fractional share in the reserve stock split represents a 68.4% premium over the per share value of the company reached through a liquidation analysis.

   . Other Transactions. There have been no contacts, negotiations or transactions during the preceding two years for (1) the merger or consolidation of the company into or with another person or entity,
       (2) the sale or other transfer of all or any substantial part of the assets of the company, (3) a tender offer for any outstanding shares of the company common stock, or (4) the election of directors to our board.

   . Report of Special Committee of the Board of Directors: The board appointed Louis P. Neeb, as chairman, and Charles M. Steiner to a special committee to provide financial analysis as to a fair cash price to be paid in lieu of fractional shares of the company common stock in the reverse stock split. Please see (Election of Directors section for further information regarding those directors' financial experience. During April 2002, the members of the special committee worked with management and the company's financial analyst with respect to the preparation, compilation and review of the financial information for comparable companies and transactions and the future operating performance of the company. During April and on May 3, 2002, May 6, 2002, and May 7, 2002 the special committee met to discuss its analysis and conclusions. On May 7, 2002, the special committee delivered its analysis to the board to assist the board in determining a price that was fair to the shareholders.

   . Determination of the Board of Directors: The board of directors has reviewed the terms of the reverse stock split and has determined that the price to be paid for fractional shares in the reverse stock split is fair to the company's shareholders.

   After consideration of all of the foregoing information, and based upon the recommendation of a range of prices of the special committee, the board determined that a fair price to be paid to cashed-out shareholders in the reverse stock split is $0.32 per share.

   Questions Concerning Procedural Fairness. The vote of a majority of the outstanding shares of the common stock entitled to vote on the reverse stock split will be required to approve it. Approval by a majority of unaffiliated shareholders is not required. The board determined that any such voting requirement would usurp the power of the holders of greater than a majority of the shares of company's common stock to consider and approve the reverse stock split.

   No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the reverse stock split or preparing a report covering its fairness was retained by the company or by a majority of directors who are not employees of the company. We have not made any provision in connection with the reverse stock split to grant unaffiliated shareholders access to our corporate files, except as provided under the Delaware General Corporation Law, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, the board determined that this proxy statement, together with the company's other filings with the SEC (including the reports provided to the shareholders with this proxy statement), provide adequate information for unaffiliated shareholders to make an informed decision with respect to the reverse stock split. The board also considered the fact that under the Delaware General Corporation Law and subject to specified conditions set forth under Delaware law, shareholders have the right to review the company's relevant books and records of account. The board did not consider it necessary to obtain legal counsel or appraisal services for unaffiliated shareholders at the company's expense. In deciding not to adopt these additional procedures, the board also took into account factors such as the company's size and financial capacity and the cost of such procedures.

   The board of directors did not obtain an evaluation and fairness opinion by an independent financial analyst to determine the purchase price to be offered to the company's shareholders for the fractional shares that will result from the reverse split, since it concluded that the cost and expense of such an evaluation and opinion would be far greater than the benefits to the shareholders of that evaluation and opinion, taking into account the size of the transaction, the number of shares to be purchased, and the aggregate purchase price. The board of directors was advised that the cost of an evaluation and opinion from an independent financial analyst would range from $100,000 to $150,000. The reverse stock split will reduce the number of outstanding shares from approximately 11,971,000 to 9,271,000 (pre-split) and the number of record shareholders from approximately 962 to 172, for an aggregate purchase price of approximately $865,000. However, in its deliberations the board did review the valuation data provided to the special committee, prepared by the company's financial analyst in a Comparable Public Company Analysis, a Merger and Acquisition Analysis, a Discounted Cash Flow Analysis and a Liquidation Value Analysis.

   After consideration of the factors described above, the board of directors concluded that the reverse stock split is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative, the provision of legal counsel or appraisal services at the company's expense, and an opinion or report from a financial advisor. Additionally, the board believes that the reverse stock split is substantively fair to the company's shareholders, including unaffiliated shareholders as a group. The reverse stock split was unanimously approved by the directors of the company, including the directors who are not employees of the company.

   Financial Information. The following sets forth certain financial data for the periods indicated and was obtained from our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 30, 2001, and in our Quarterly Report on Form 10-Q for the quarter ended April 21, 2002, copies of which accompany this Proxy Statement. The Annual Report and Quarterly Report also contain Management's Discussion and Analysis of Financial Condition and Result of Operations, which should be read in connection with the financial data set forth below.

Statements of Operation (Unaudited)

                                                   Fiscal Year Ended                Period Ended
                                         -------------------------------------  ---------------------
                                         January 2,   December 31, December 30, April 22,   April 21,
                                            2000          2000         2001       2001        2002
                                         -----------  ------------ ------------ ----------  ---------
Net sales............................... $29,157,000  $31,600,000  $31,833,000  $9,378,000
Operating costs (cost of goods, labor
  occupancy and other operating)........  25,561,000   30,612,000   28,992,000   8,403,000
Restaurant depreciation and amortization   1,172,000    1,304,000    1,253,000     398,000
General and administrative..............   3,133,000    3,380,000    2,873,000     949,000
Interest expense........................      24,000       86,000      191,000      63,000
Other...................................     101,000       11,000      196,000     238,000
Corporate depreciation and amortization.     340,000      363,000      335,000     105,000
                                         -----------  -----------  -----------  ----------
Net loss................................    (972,000)  (4,196,000)  (1,899,000)   (778,000)
Net loss per share...................... $     (0.08) $     (0.36) $     (0.16) $    (0.07)

Balance Sheet Data (unaudited)

                                                          At         At
                                                     December 30, April 21,
                                                         2001       2002
                                                     ------------ ---------
     Total assets................................... $17,470,000
     Total notes payable (including current portion)   6,011,000
     Stockholders equity............................  11,459,000
     Book value per share...........................       $0.97

Pro Forma Balance Sheet Data

   The following pro forma balance sheet is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the reverse stock split. The pro forma balance sheet data is based on the assumption that an aggregate of 2,700,000 shares will result in fractional shares and will be purchased by the company for $865,000. We have not included pro forma income statement data as there will be no material change to the statement of operations as a result of the reverse stock split.

                                                          At         At
                                                     December 30, April 21,
                                                         2001       2002
                                                     ------------ ---------
     Total assets................................... $16,430,000
     Total notes payable (including current portion)   6,912,000
     Stockholders equity............................  10,419,000
     Book value per share...........................       $1.12

   All financial information was rounded to the nearest thousand.

   The members of the special committee and the board of directors reviewed the preliminary results of operations for the period ended April 21, 2002, and management's estimates of the results of operations for the remaining three fiscal quarters. In arriving at the estimates for the current fiscal year, management considered the results of operation for the first quarter, as well as the company's historical trends in sales and margins. The special committee and the board of directors do not expect that the period ended April 21, 2002 will be necessarily indicative of operations for the full fiscal year 2002 for several reasons discussed below. First, the company currently is experiencing significant increases in management salaries, workman's compensation and utility charges, and these expenses are now higher than reflected in the results of operations for the first period of the current fiscal year. Second, net revenues during the first quarter were significantly higher than normal because of the moderate weather in the Eastern part of the United States during January, February and March, 2002. Traditionally, this time of year results in lower net revenues than are achieved in other periods of the year because of winter weather conditions.

   The special committee and the board recognized that the company's operating performance for the five years ended December 30, 2001 reflected on average negative same store customer counts and approximately flat same store sales. For this reason, and because of the uncertainty surrounding the company's future growth and its unpredictable operating performance, the special committee and the board also believe that the most reasonable estimate of the company's operating performance over the next five year period is that it will be nearly the same as the company's combined actual and estimated performance for the current fiscal year. The special committee and the board noted, however, that this represents better performance than the company has experienced over the past five years. The special committee and the board of directors also recognized that labor costs, costs of goods (specifically food and other restaurant consumables) could increase as a result of inflationary or other conditions, which would result in increased operating costs and thus increased net loss. However, the special committee and the board of directors concluded that any increases in operating costs would most likely be offset by increases in menu prices, with the result that net income (loss) over the five-year period should remain relatively consistent. It should be noted that, historically, operating and other expenses increase sooner than the company can increase menu prices in each of its restaurants and increase at rates higher than the company is able to pass through to customers. The result is that net revenues generally lag behind increases in operating and other expenses since the company is unable to pass on price increases immediately in each of its restaurants. The special committee and the board also noted that as menu prices increase, the number of customers can sometimes decrease as customers turn to other alternative eating establishments. They finally determined that depreciation and amortization would decline yearly as a function of depreciation and amortization schedules used by the company in preparing its financial statements assuming no significant future capital expenditures which may result in annual depreciation and amortization expense.

                       ANALYSIS OF THE SPECIAL COMMITTEE

   The board of directors appointed a special committee of board members to determine a range of fair prices to be paid, consisting of Louis P. Neeb, as chairman of the special committee, and Charles M. Steiner. Mr. Neeb has over thirty years of experience in the restaurant industry and was a director of Franchise Finance Corporation of America, Inc. a publicly-traded restaurant finance company that was sold to GE Capital in 2001. Mr. Steiner is a certified public accountant with almost thirty years of business experience, including having served as chief executive officer of Branch Group, Inc. a privately held electrical parts distributor. Please see the biographies of these directors in the "Election of Directors" section. The special committee prepared the report described below, in which it recommended a range of fair prices, and presented that report to a meeting of the full Board held on May 7, 2002. At that meeting, the Board reviewed and discussed the report and recommendation of the special committee and determined that $0.32 per share was a fair price to be paid in lieu of fractional shares.

   In connection with its review, the special committee relied on materials provided by the senior management of the company regarding the future operations and financial performance of the company, and employed its business experience in the restaurant and other industries to analyze those materials. The special committee also consulted with the company's attorneys and financial analyst during the process of determining a fair price. The special committee's determination was based on economic, financial and market conditions, such as interest rates, national and local economic conditions, the local and national labor situation, food costs and consumer tastes, that existed at the time of its determination, each of which is subject to change and which could be beneficial or detrimental to the company's position.

   The special committee considered a number of commonly used valuation techniques in arriving at a range of prices to recommend to the board. The special committee focused primarily on the advantages and disadvantages of these various valuation methodologies and the assumptions upon which they were based, as well as the conclusions of these methodologies.

   Of the methodologies considered, the special committee concluded that a Comparable Public Company Analysis, a Merger and Acquisition Analysis, a Discounted Cash Flow Analysis and a Liquidation Value Analysis were the most appropriate methodologies for the reasons discussed below. The special committee reviewed data for each method prepared for it by the company's financial analyst at the direction of the special committee.

   Comparable Public Company Analysis--This methodology analyzes market valuation parameters based on market and enterprise values of selected restaurant companies that have comparable or similar business characteristics to the company. Because this methodology can be used to compare the company to other companies that closely resemble it in size and industry, the special committee determined that it would use this methodology to produce a range of prices that would be fair to be paid in the reverse stock split.

   For the purposes of this methodology, the special committee first examined whether it should review publicly-traded restaurant companies with market capitalizations of over $1 billion, over $500 million, over $100 million, over $25 million or under $25 million. The special committee decided to focus its analysis on 21 publicly-traded restaurant companies having less than $25 million in market capitalization, as it believed these companies have sales levels and overall profit margins comparable to the company. Current pricing and financial information for these comparable companies was compiled from the web-based Market Guide publication and from annual and quarterly reports from 10-K and 10-Q filings made by those companies with the Securities and Exchange Commission.

   Under this valuation methodology, various parameters of the comparable companies were reviewed (such as revenues and book value), and a ratio of those parameters to each company's market capitalization and enterprise value is derived. That ratio is then applied to the company itself, and a fair price for the company's stock is determined. The special committee considered the following market valuation parameters to provide a comparable price for the company: the ratio of a company's market capitalization to its revenues; the ratio of a company's Enterprise Value (defined below) to its revenues; the ratio of a company's market capitalization to its EBITDA (defined below); the ratio of a company's Enterprise Value to its EBITDA; the ratio of a company's market capitalization to its net income; the ratio of a company's Enterprise Value to its net income; the ratio of a company's market capitalization to its Book Value; and the ratio of a company's Enterprise Value to its book value. For the purposes of this analysis, Enterprise Value is defined as market capitalization plus bank debt less cash. EBITDA is earnings before interest, taxes, depreciation and amortization. Market capitalization is market price per common share multiplied by the number of common shares outstanding.

   The special committee determined that some of these parameters were not applicable to the company, taking into account its historical and projected financial performance and common restaurant industry valuation methodologies. The special committee eliminated the multiple of net income parameters, as it noted that the company's net income has been negative in each year since its inception. The special committee further eliminated the multiple of revenues parameters, as it determined they are not generally accepted valuation methodologies in the restaurant industry due to the significant capital costs and the resulting highly sensitive margin structure associated with different restaurant formats. The special committee also eliminated the multiple of book value parameters, as it determined that book value in the restaurant industry is rarely indicative of the true value of a company, as it is an accounting methodology based on the historical cost of the company's assets, and therefore does not reflect current value.

   While the special committee calculated both the average and median multiple for each EBITDA parameter, it determined that the average multiple could be heavily influenced by a small number of extremely high or extremely low results, which would produce atypical results. Although the company's performance placed it in fact towards the lower end of the comparable companies reviewed, the special committee relied on the median multiple as the best measure of the central tendency of each parameter. Thus, the special committee relied on a median Enterprise Value to trailing twelve month EBITDA multiple of
5.6 and a median market capitalization to trailing twelve month EBITDA multiple of 3.3.

   The special committee then applied these median market multiples to the appropriate preliminary company income statement and balance sheet values for the trailing twelve month period ended April 21, 2002, and the projected twelve month period ending December 29, 2002. However, the special committee first adjusted the company's income statement data for the trailing twelve-month period ending April 21, 2002 to eliminate the impact of several non-recurring items, such as costs relating to the abandonment of planned or existing restaurants, in effect, increasing EBITDA for this period. This analysis resulted in a value of $0.11 when multiples were applied to the company trailing twelve month EBITDA and a value of $0.26 when applied to the company's projected 2002 EBITDA. In calculating values using projected 2002 EBITDA, the special committee discounted the historical price to trailing 12 months (April 21, 2002) EBITDA multiple by 10%. This discount was taken because "forward" multiples are mathematically lower than trailing month multiples when the source peer group is experiencing earnings growth.

   Merger and Acquisition Analysis--This methodology is based on a review of comparable merger and acquisition transactions, from January 1, 1999 through March 18, 2002, in the restaurant industry. These transactions provided the special committee with a good picture of how companies are actually valued by market participants in light of their size, capital structure and financial performance. The special committee decided that these companies, as active participants in buying and selling, are likely to have received or paid fair value in their respective transactions. Of the 78 transactions analyzed by the special committee, six involved companies going private through the purchase of the remaining public ownership interest by an investor group. The special committee determined it should focus on these transactions in its analysis, as they are most comparable to the transaction proposed by the company. The special committee further determined it should focus on transactions that occurred since January 1, 2001, as it believed a more accurate picture of current values being paid and accepted by restaurant companies would emerge.

   The special committee first considered which of the following ratios to use: the ratio of the implied equity purchase price (defined below) of an acquiree to its revenue; the ratio of an acquiree's implied Enterprise Value (defined below) to its revenue; the ratio of the implied equity purchase price of an acquiree to its EBITDA (defined below); the ratio of an acquiree's implied Enterprise Value to its EBITDA; the ratio of the implied equity purchase price of an acquiree to its net income; the ratio of an acquiree's implied Enterprise Value to its net income; the ratio of the implied equity purchase price of an acquiree to its operating cash flow; the ratio of an acquiree's implied Enterprise Value to its operating cash flow, the ratio of the implied equity purchase price of an acquiree to its book value; and the ratio of an acquiree's implied Enterprise Value to its book value. The special committee also considered the premium of the per share purchase price paid over the market price of an acquiree's stock one month prior to the transaction announcement. For the purposes of this analysis, implied Enterprise Value is defined as total cash paid in the transaction plus bank debt acquired or assumed and less any cash or cash equivalents on hand. The implied equity purchase price is defined as the total cash paid divided by the percentage of the company acquired.

   The special committee again narrowed the valuation parameters it considered relevant in this methodology in light of the company's historical and projected financial performance and the special committee's restaurant industry valuation expertise. The special committee eliminated the multiple of net income, revenue and book value parameters for the same reasons it eliminated them in the Comparable Public Company Analysis above. The special committee also eliminated the multiple of operating cash flow parameters, as it noted that the company's operating cash flow was similar to its EBITDA, because the company paid no taxes, had few non-cash charges and had relatively low interest expense (those factors being the primary differences between EBITDA and operating cash flow). The special committee again relied on the median multiples as the best measure of the central tendency of each parameter. Specifically, the special committee relied on an implied equity value to trailing twelve months EBITDA multiple of
2.5 and an implied Enterprise Value to trailing twelve months EBITDA multiple of 5.4. The special committee also relied on a median purchase premium over a company's market price one month prior to the announcement of a transaction of 34.6%.

   The special committee applied the median EBITDA acquisition multiples to the appropriate preliminary company preliminary income statement and balance sheet values for the trailing twelve month period ended April 21, 2002, and the projected twelve month period ending December 29, 2002. The special committee first adjusted the company's income statement data for the trailing twelve-month period ending April 21, 2002 to eliminate the impact of several non-recurring items, such as costs relating to the abandonment of planned or existing restaurants, in effect, increasing EBITDA for this period. This analysis resulted in a value of $0.08 when multiples were applied to the company's trailing twelve months EBITDA, and values of $0.20 and $0.25 when applied to the company's projected 2002 EBITDA. In calculating values using projected 2002 EBITDA, the special committee discounted the historical price to trailing 12 months (April 21, 2002) EBITDA multiple by 10%. This discount was taken because "forward" multiples are mathematically lower than trailing month multiples when the source peer group is experiencing earnings growth.

   The special committee also applied the median one month premium to the average closing trading price of the company's stock for the 30 days ending May 2, 2002. Based on this premium, the special committee calculated a per share value for the company's common stock of $0.34.

   Discounted Cash Flow Analysis--This analysis involves the estimation of the current or present value of expected future cash flows for a firm or asset, based on an estimate of the risk of those cash flows, the growth rate of those cash flows, and the time period over which those cash flows will be received. The basic premise of discounted cash flow analysis is that the economic value of a firm or asset is based on the expected earnings that can be generated by the firm or asset. Two key pieces of information are required to perform a discounted cash flow analysis, including: (i) an estimate of the company's expected earnings or cash flow over a specified period of time; and (ii) an estimate of the riskiness of the earnings, or the rate of return that an investor would require to invest in this firm or asset.

   Expected earnings--The management projections for operating performance in 2003 through 2006 provided the basis for an estimate of the company's free cash flow in the future. Those projections utilized an average rate of 0.0% for the expected annual growth of the company's comparable store sales and EBITDA. This compares to approximately flat store sales growth rate for the last five years (fiscal 1997 through fiscal 2001). An average annual EBITDA growth rate over fiscal 1997 through fiscal 2001 cannot be calculated because EBITDA was negative in three of the last five years.

   Riskiness of earnings--There are various ways to estimate the rate at which the company's earnings stream should be discounted to determine present value, some of which are intuitive and some of which are conceptual. One conceptual approach utilizes the Capital Asset Pricing Model ("CAPM") to calculate an estimate of risk. CAPM requires an estimate of the risk-free rate (typically the rate on a U.S. treasury instrument), the volatility of the firm's security, or beta, and an estimate of the market risk premium (the difference between the risk free rate and the rate investors expect to earn in the stock market as a whole). The special committee used the 10-year Treasury bond rate as an estimate of the risk-free rate, and a market premium based on the historical returns of the S&P Small Cap Index. The special committee chose to use an estimate of beta for the restaurant industry as a whole (as reported by Market Guide) instead of the beta for the company's common stock, as it believes such beta cannot be calculated accurately due to the lack of liquidity in the market for the company's common stock. Based on this approach, the special committee arrived at an initial discount rate of 9.52%.

   On a more intuitive basis, the special committee relied on the basic premise that thinly-traded restaurant stocks, or any thinly-traded stock, require higher discount rates due to the lack of liquidity. In addition, the special committee noted that the restaurant industry is subject to many factors that make cash flow predictions relatively unreliable, such as labor and food costs and consumer tastes, all of which are highly variable. Furthermore, the special committee noted that the company had an unpredictable history of successful financial performance. Thus, the special committee applied a 40% discount to the conceptual discount rate to arrive at an adjusted discount rate of 13.33%, which it believes is more appropriate to estimate the economic value of a share of the company's common stock. Using this discount rate, the special committee arrived at a per share value for the company's common stock of $0.17 when discounting the free cash flows to the Enterprise, and a per share value of $0.24 when discounting the free cash flows to equity. Free cash flow to the Enterprise is after tax earnings before interest plus depreciation and amortization less capital expenditures and changes in non-cash working capital. Free cash flow to equity means net income plus depreciation and amortization less capital expenditures and changes in non-cash working capital.

   Liquidation Value--The company's assets consist primarily of restaurant equipment, furniture and fixtures, buildings and leasehold improvements and land. Restaurant equipment generally has a very limited market, and is either so common as to have little value (such as in the case of flatware or cutlery) or is attached to the restaurant premises. Also, the leases contain restrictions on assignment, which reduces their value. In the special committee's experience, buildings and leasehold improvement on specialized buildings often realize $0.15 or less on the book value dollar and restaurant equipment often realizes $0.05 on the book value dollar, in a liquidation sale. The special committee thus applied these percentages to the company's balance sheet data as of March 24, 2002, to derive an expected liquidation value for the company. For the purposes of this analysis, and based on discussion with management of the company, the special committee assumed that land could be sold at book value. This analysis resulted in a liquidation value for the
company of $0.19 per share compared to the accounting book value of $    per
share as of April 21, 2002.

   Other Offers and Other Transactions--The company has received no offers to purchase the company, and has not considered a sale of the company. Consequently, the special committee did not consider this factor in its deliberations of what range of per share prices would be fair to the company's shareholders. Other than the merger with Food Trends Acquisition Corp. in 1996, the company has not engaged in any discussion regarding a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets, nor has it considered such a merger or consolidation, so the special committee did not consider this factor in establishing fair value. To the company's knowledge, there have not been any purchases of the company's common stock that would enable the holder to exercise control of the company. Therefore, the special committee did not use this methodology.

   Summary and Conclusion--The special committee independently reviewed and discussed the materials provided to the board, and the analyses and conclusions described above. Based on its review and discussions, the special committee determined that the range of fair prices for a pre-split share of common stock was $0.28 to $0.33, and that $0.32 is a fair price to be paid to the company's shareholders for a pre-split share. The special committee's conclusion is based on its acceptance of the following valuation results:

   . Under the Comparable Public Company Analysis, the range of per share values for the company's common stock is $0.11 to $0.26;

   . Under the Merger and Acquisition Analysis, the range of per share values for the company's common stock is $0.08 to $0.25 based on EBITDA ratios, and a value of $0.34 based on the median premium over market price prior to announcement;

   . Under the Discounted Cash Flow Analysis, the range of per share values for the company's common stock is $0.17 to $0.28;

   . Under the Liquidation Value Analysis, a fair value for the common stock is $0.19.

   . The per share purchase price represents a 28% premium over the May 9, 2002 closing trading price of the company's common stock, a 28% premium over the 30 days average closing trading price ending May 2, 2002, and 33% over the average closing trading price for the first four months of 2002, through May 2, 2002.

   . The valuation equates to an Enterprise Value/EBITDA multiple of approximately 5.7 times using the actual/projected fiscal 2002 numbers provided by management, and an Enterprise Value/EBITDA multiple of 15.5 times the trailing twelve months. This compares favorably to the median Enterprise Value/EBITDA multiple of 5.4 times for the comparable companies reviewed under the Merger and Acquisition Analysis.

                            INDEPENDENT ACCOUNTANTS

   Reznick Fedder & Silverman P.C. served as the company's independent auditors during fiscal years 2000 and 2001. Representatives of Reznick are expected to attend the Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the shareholders. The audit committee has recommended, and the Board has approved, the selection of Reznick to serve as the company's independent auditors for the year ending December 29, 2002.

   The table below sets forth the aggregate fees billed to the company for the year ended December 30, 2001 by Reznick. The audit committee has considered whether the provision of non-audit services is compatible with maintaining Reznick's independence, and concluded that providing such non-audit services does not interfere with Reznick's independence.

Reznick Compensation for 2001

                                                                   Amount
                                                                (approximate)
                                                                -------------
  Annual Audit Fees and Quarterly Report Review................   $ 72,000
  Financial Information Systems, Design and Implementation Fees          0
  All Other Fees...............................................     39,000
                                                                  --------
     Total.....................................................   $111,000

                                 OTHER MATTERS

   The Board knows of no other business which may come before the Meeting. If, however, any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                             SHAREHOLDER PROPOSALS

   If shareholders approval of the reverse stock split is obtained and the company effects the reverse stock split, the company will no longer be subject to the proxy rules of the Securities Exchange Act of 1934. Consequently, the company will no longer be seeking proposals pursuant to those proxy rules, and shareholders may find it more difficult to make proposals for future annual meetings.

   However, if we do not effect the reverse stock split, any proposal of a shareholder to be presented at the company's annual meeting of shareholders in 2003, including the nomination of persons to serve on the Board, must be
received not later than January    , 2003 to be considered timely for inclusion
in the proxy materials for that meeting. Shareholders submitting proposals should submit them in writing and direct them to the company's secretary at the company's principal executive offices via certified mail, return receipt requested, to ensure timely delivery.

                         METHOD OF PROXY SOLICITATION

   The entire cost of this solicitation of proxies will be borne by the company. The company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

                                          By Order of the Board,

                                          YPE VON HENGST
                                          Secretary

                              SILVER DINER, INC.

 FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST    , 2002.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SILVER DINER, INC. (THE "COMPANY"). The undersigned holder of shares of Common Stock of the company (the "Shares") hereby appoints Robert T. Giaimo, Chairman of the Board, President, Chief Executive Officer and Treasurer, or failing him, Ype Von Hengst, Director, Vice President, Executive Chef and Secretary, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned
at the annual meeting of shareholders of the company to be held on      August
   , 2002 at 10:00 a.m. (Eastern time), at the [Homewood Suites Hotel, 8130 Porter Road, Falls Church, Virginia 22042], and at any adjournments thereof (the "Meeting"), and hereby revokes any proxy previously given by the undersigned. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the company.

   Without limiting the general powers hereby conferred, with respect to the following company proposals, the Shares represented by this proxy are to be voted:

1. [_] FOR the election as directors of all nominees listed below (except as marked to the contrary below), or

   [_] WITHHELD FROM VOTING for all nominees listed below.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

     Robert T. Giaimo Catherine Britton Michael Collier     Ype Von Hengst
     Edward H. Kaplan   Patrick Meskell   Louis P. Neeb Charles M. Steiner

2. [_] FOR the proposal described below, or

   [_] AGAINST the proposal described below.

To amend the company's Certificate of Incorporation, as amended, to effectuate a reverse split (the "reverse stock split") of the outstanding shares of the company's Common Stock (the "Shares"). Pursuant to the reverse stock split all of the Shares held by each shareholder will be converted into a lesser number of shares, based on a ratio of 5,000 outstanding Shares being converted into one share, with no fractional shares being issued as a result of the reverse stock split. Each shareholder who would otherwise be entitled to receive a fractional share post-reverse stock split shall receive $0.32 per share for each share held before the reverse stock split that would result in a fractional share.

3. In their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

                        (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

(CONTINUED FROM PREVIOUS SIDE)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in favor of each of the proposals set forth above.

Please sign exactly as name appears below. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated             , 2002

                                              Signature

                                          Signature, if Held Jointly

Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.